Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

STAKTEK HOLDINGS, INC.,

SC MERGER SUB, INC.,

AND

STAKTEK CORPORATION

Dated as of July 7, 2003

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of July 7, 2003 by and among Staktek Holdings, Inc., a Delaware corporation (“Parent”), SC Merger Sub, Inc., a Texas corporation and a wholly owned subsidiary of Parent (“Sub”) and Staktek Corporation, a Texas corporation (the “Company”). Certain capitalized terms used but not otherwise defined herein are defined in Article X hereof.

RECITALS

A. The Boards of Directors of each of Parent, Sub and the Company believe it is in the best interests of each company and its respective shareholders that Parent acquire the Company through the statutory merger of Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved the Merger.

B. Pursuant to the Merger and this Agreement, all of the issued and outstanding Company Common Stock shall be converted into the consideration set forth herein.

C. Of the consideration payable by Parent in connection with the Merger, a portion shall be placed in escrow by Parent as security for the indemnification obligations set forth in this Agreement and a portion shall be paid by Parent to an account to provide a reserve against which the Shareholder Representatives may seek reimbursement for expenses incurred in connection with their performance of their duties.

D. The Company, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

E. Concurrently with the execution and delivery of this Agreement, as a material inducement to Parent and Sub to enter into this Agreement, each shareholder of the Company identified on the Schedule of Significant Shareholders attached hereto is entering into a voting agreement with Parent, in substantially the form attached hereto as Exhibit A (the “Voting Agreement”).

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Texas Business Corporation Act (“TBCA”), Sub shall be merged with and into the Company, the separate corporate existence of Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Corporation.”

1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1 hereof, the closing of the Merger (the “Closing”) will take place as promptly as practicable after the execution and delivery hereof by the parties hereto, but no later than five (5) business days following satisfaction or waiver of the conditions set forth in Article VI hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Fulbright & Jaworski L.L.P., 600 Congress Ave., Suite 2400, Austin, Texas, unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger, in substantially the form attached hereto as Exhibit B, with the Secretary of State of the State of Texas (the “Articles of Merger”), in accordance with the applicable provisions of the TBCA (the time of issuance of a certificate of merger by the Secretary of State of the State of Texas with respect to such Articles of Merger shall be referred to herein as the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the TBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

1.4 Articles of Incorporation and Bylaws.

(a) Unless otherwise determined by Parent prior to the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended and restated in their entirety to be identical to the articles of incorporation of Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the TBCA and as provided in such articles of incorporation; provided, however, that at the Effective Time, Article I of the articles of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Staktek Corporation” and provided further, that the articles of incorporation of Sub shall be identical to the articles of incorporation of the Company with respect to exculpation and indemnification of officers and directors.

(b) Unless otherwise determined by Parent prior to the Effective Time, the bylaws of the Surviving Corporation shall be amended to be identical to the bylaws of Sub as in effect immediately prior to the Effective Time until thereafter amended in accordance with the TBCA and as provided in the articles of incorporation of the Surviving Corporation and such bylaws; provided, however, that Sub’s bylaws shall contain provisions identical to the Company’s bylaws with respect to exculpation and indemnification of officers and directors.

1.5 Directors and Officers.

(a) Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of the TBCA, the articles of incorporation and bylaws of the Surviving Corporation until their successors are duly elected and qualified, or until their earlier resignation or removal. The directors of the Company immediately prior to the Effective Time shall cease to serve as directors immediately after the Effective Time.

(b) Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation and at the pleasure of the Board of Directors of the Surviving Corporation, subject to any agreement between such officer and the Surviving Corporation.

1.6 Effect of Merger on the Common Stock of the Constituent Corporations. On the terms and subject to the conditions of this Agreement, the following shall occur:

(a) Conversion of Company Common Stock. Subject to Section 1.7 hereof, at the Effective Time, each outstanding share of Company Common Stock (other than the shares of Company Common Stock held directly or indirectly by Parent or the Company, including the RAI Shares, which shares will be cancelled and cease to exist), upon the terms and subject to the conditions set forth below and throughout this Agreement, including the escrow provisions set forth in Article VII hereof, will be cancelled and extinguished and be converted automatically, without any action on the part of Parent, Sub, the Company or the Shareholders, into a right to receive the Per Share Stock Consideration.

(b) Conversion of Company Options.

(i) At the Effective Time, each outstanding Company Option shall vest as a result of the Merger according to its terms or by action of the Board of Directors. The Company shall cause to be delivered to each person who is a holder of a Company Option a copy of the Proxy Statement and a form of acknowledgement in a form acceptable to Parent (the “Acknowledgement”) pursuant to which (A) the holder of such Company Option acknowledges and agrees that the interpretation of the Company’s Board of Directors that the Company Options terminate upon the Closing is authorized by the terms of and final and binding with respect to such Company Option and (B) the holder agrees to receive the Option Consideration as provided herein. The Company shall use its commercially reasonable best efforts to obtain a fully-executed Acknowledgement from each holder of a Company Option that is not granted pursuant to the 2000 Plan that is not exercised prior to the Closing.

(ii) At the Effective Time, upon the terms and subject to the conditions set forth below and throughout this Agreement, including the escrow provisions set forth in Article VII hereof, each Company Option that is not exercised in full prior to Closing will be cancelled and extinguished and be converted automatically, without further action on the part of Parent, Sub, the Company or the Shareholders, into a right to receive the difference between (a) the product obtained by multiplying the Per Share Stock Consideration times the aggregate number of shares of Company Common Stock that may be purchased upon exercise of such Company Option, minus (b) the aggregate exercise price payable by the holder thereof upon exercise in full of such Company Option (the amount with respect to each Company Option being the “Option Consideration”). At the Effective Time, each Company Option shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and the holder thereof shall cease to have any rights with respect thereto, except the right to receive the Option Consideration described in this Section 1.6(b).

(c) Common Stock of Sub. Each issued and outstanding share of capital stock of Sub shall continue to be issued and outstanding and, by virtue of the Merger, and without any action on the part of the holder thereof, shall be automatically converted into one validly issued, fully paid and non-assessable share of capital stock of the Surviving Corporation. Each stock certificate evidencing ownership of any such share of Sub shall thereupon evidence ownership of such shares of capital stock of the Surviving Corporation.

(d) Maximum Consideration. Notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate amount paid to the Shareholders and the holders of Company Options (including the Escrow Amount) exceed the Stock Consideration minus the RAI Consideration, plus (i) the Exercised Aggregate Exercise Price, (ii) any amounts directed to be distributed to the Shareholders and the holders of Company Options pursuant to Section 6(d) of the Escrow Agreement and (iii) any amounts earned on the investment of the Expense Reserve and not otherwise paid at the direction of the Shareholder Representatives in the performance of their duties.

1.7 Dissenting Shares.

(a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Common Stock held by a holder who has not effectively withdrawn or lost such holder’s dissenters’ rights under Articles 5.11 through 5.13 of the TBCA (“Dissenting Shares”) shall not be converted into the right to receive the Stock Consideration, but the holder thereof shall only be entitled to such rights as are provided by the TBCA.

(b) Notwithstanding the provisions of Section 1.7(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s dissenters’ rights under the TBCA, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into, and represent only, the right to receive the Stock Consideration, without interest thereon, upon compliance with Section 1.8 hereof.

(c) The Company shall give Parent (i) prompt notice of any written demand for dissenters’ rights received by the Company pursuant to the applicable provisions of the TBCA, and (ii) the opportunity to direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands.

1.8 Surrender of Certificates and Options; Payment of Stock Consideration.

(a) Parent shall deposit, or cause to be deposited, on or prior to the Effective Time, with the Paying Agent the Stock Consideration plus the Exercised Aggregate Exercise Price, less the Escrow Amount, the Expense Reserve and the RAI Consideration (the “Fund”). The Fund shall be invested by the Paying Agent as directed by Parent pending payment thereof by the Paying Agent to the holders of record of shares of Company Common Stock; provided that such investments shall be invested in obligations of or guaranteed by the United States of America or an agency thereof, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in deposit accounts, certificates of deposit or banker’s acceptances of, or repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of US$500 million (based upon the most recent financial statements of such bank that are then publicly available). Any net profit resulting from, or interest or income produced by, such investments, shall be placed in the Fund and be payable to the Surviving Corporation upon demand of non-disbursed funds pursuant to Section 1.8(d) hereof. The Paying Agent shall make the payments provided for in Section 1.8(c) and Section 1.8(d) hereof.

(b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of shares of Company Common Stock a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon proper delivery of the certificates to the Paying Agent) and instructions for use in effecting the surrender of the certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such certificate shall receive in exchange therefor the Closing Per Share Stock Consideration for each share of Company Common Stock formerly evidenced by such certificate, and such certificate so surrendered shall then be cancelled. Until so surrendered, each such certificate shall, at and after the Effective Time, represent for all purposes, only the right to receive the portion of the Stock Consideration payable with respect to each share of Company Common Stock formerly evidenced by such certificate. No interest shall accrue or be paid to any beneficial owner of shares of Company Common Stock or any holder of any certificate with respect to the Stock Consideration payable upon the surrender of any certificate. If payment of any Stock Consideration is to be made to a person other than the person in whose name the surrendered certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed in blank or to the Paying Agent or otherwise be in proper form for transfer and that the person requesting such payment shall have signed the letter of transmittal and paid all transfer and other taxes required by reason of the payment of such Stock Consideration to a person other than the registered holder of the certificate surrendered or shall have established to the satisfaction of the Paying Agent that such taxes either have been paid or are not applicable.

(c) Promptly after the Effective Time, the Paying Agent shall cause to be mailed to each person who was, at the Effective Time, a holder of a Company Option the Option Consideration to which each such person is entitled, less (A) any amounts as are required to be deducted and withheld under the Code or any provision of state or local tax law in connection with such payment, (B) the Per Share Escrow Amount times the number of shares subject to such person’s Company Options and (C) the Per Share Expense Reserve times the number of shares subject to such person’s Company Options. No interest shall accrue or be paid to any holder of a Company Option with respect to money held by the Paying Agent.

(d) At any time following one year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Fund not disbursed to holders of shares of Company Common Stock or Company Options (including all interest and other income received by the Paying Agent in respect of all amounts held in the Fund or other funds made available to it and excluding all expenses due the Paying Agent), and thereafter each such holder shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws), and only as general creditors thereof, with respect to any Stock Consideration that may be payable upon due surrender of the certificates held by such holder or with respect to any Option Consideration not previously paid. If any certificates representing shares of Company Common Stock shall not have been surrendered immediately prior to such date on which the Stock Consideration in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity, any such cash, dividends or distributions payable in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, Sub or the Paying Agent shall be liable to any holder of a share of Company Common Stock or Company Option for any Stock Consideration delivered in respect of such share of Company Common Stock or Company Option to a public official pursuant to any abandoned property, escheat or other similar law.

(e) At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, except for Parent and Sub, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable law, and all cash paid pursuant to this Article I upon the surrender or exchange of certificates shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such certificate.

(f) Parent, Sub, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the Stock Consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock or Company Options such amounts that Parent, Sub, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), the rules and regulations promulgated thereunder or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent, Sub, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, Sub, the Surviving Corporation or the Paying Agent.

1.9 Cash Equivalents; Working Capital. Not more than four (4) business days, but at least two (2) business day, prior to the Closing Date, the Company in good faith shall prepare and deliver to the Parent (a) an estimated unaudited consolidated balance sheet of the Company as of the close of business on the date immediately preceding the Closing Date prepared in accordance with GAAP but excluding the shareholder equity portion of the balance sheet (the “Closing Balance Sheet”), (b) an estimate of the cash, cash equivalents and short-term investments determined in accordance with GAAP as of the date immediately preceding the Closing Date based on the Closing Balance Sheet and the Company’s books and records and other information then available (the “Cash Equivalents”) and (c) an estimate of the working capital of the Company as of the date immediately preceding the Closing Date based on the Closing Balance Sheet and the Company’s books and records and other information then available (the “Working Capital”). The Parent may object to the Cash Equivalents and/or the Working Capital, in which case the Company and the Parent shall negotiate in good faith to determine the Cash Equivalents and/or the Working Capital. If the Company and the Parent cannot agree on the Cash Equivalents and/or the Working Capital, then such amounts shall be determined prior to the Closing Date by Ernst & Young LLP or another mutually acceptable accounting firm, and such determination shall be binding on all parties.

1.10 Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing shares of Company Common Stock shall have been lost, stolen or destroyed, the Paying Agent shall pay with respect to such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof in a form acceptable to Parent or the Paying Agent, the Stock Consideration payable with respect to such certificates.

1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, properties, rights, privileges, powers and franchises of the Company and its Subsidiaries, the officers and directors of the Company, the Parent and Sub are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Sub that the statements contained in this Article II are true and correct as of the date hereof and as of the Closing Date, subject to those exceptions set forth in the disclosure schedules attached hereto and delivered by the Company as of the date hereof (the “Company Disclosure Schedules”). The Company Disclosure Schedules shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and the disclosure in any paragraph shall qualify only the corresponding paragraph in this Article II; provided, however, that any item disclosed under any paragraph of the Company Disclosure Schedules shall be deemed to be disclosed with respect to every other applicable paragraph if the disclosure in respect of such one paragraph of the Company Disclosure Schedules is sufficient on its face to reasonably inform the reader of the Company Disclosure Schedules of the information required to be disclosed in respect of other paragraphs of the Company Disclosure Schedules.

2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Company has the corporate power to own its properties and to carry on its business as currently conducted and as currently proposed to be conducted. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated by it, or the business conducted by it, require such qualification or license, except in those jurisdictions where the failure to be so qualified or licensed would not have a Company Material Adverse Effect. The Company has delivered a true and correct copy of each of its articles of incorporation and bylaws (collectively, the “Company Charter Documents”), each as amended to date and in full force and effect on the date hereof, to Parent. Section 2.1 of the Company Disclosure Schedules lists the directors and officers of the Company. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name.

2.2 Company Capital Structure.

(a) The authorized common stock of the Company consists of 6,000,000 shares of Company Common Stock, of which 1,837,421 shares are issued and outstanding, and 6,000,000 shares of preferred stock, of which no shares are issued and outstanding. Except the issued and outstanding shares of Company Common Stock described above, there are no other outstanding shares of capital stock of the Company of any class or series. The Company Common Stock is held as of the date of this Agreement by the persons with the last known domicile addresses and in the amounts and class or series of shares of Company Common Stock as set forth in Section 2.2(a) of the Company Disclosure Schedules. All outstanding shares of Company Common Stock are (i) duly authorized, validly issued, fully paid and non-assessable, (ii) free from any liens, claims, charges, security interests or encumbrances other than those created by the holders of such shares regarding which the Company has no knowledge and (iii) not subject to preemptive rights, rights of first refusal, rights of first offer or similar rights created by statute, the Company Charter Documents, or any agreement to which the Company is a party or by which it is bound, and have been issued in compliance in all material respects with applicable federal, state and foreign securities laws. The Company has not issued or repurchased any shares of Company Common Stock except in compliance in all material respects with all applicable federal, state, foreign, or local statues, laws, rules, or regulations, including federal, state and foreign securities laws and any agreements applicable thereto. There are no declared or accrued but unpaid dividends with respect to any shares of Company Common Stock. The Company has no other common stock authorized, issued or outstanding. There are no vesting provisions applicable to any outstanding shares of Company Common Stock.

(b) Except for the Company’s 1991, 1992 and 1997 Stock Options Plans, the 2000 Long Term Incentive Plan and the Option Agreement between the Company and David G. Boone, effective November 18, 1998 (each a “Plan” and collectively, the “Plans”), the Company has no stock option plan or other plan providing for equity compensation of any person. The Company has not granted any options to purchase Company Common Stock other than pursuant to a Plan. The Company has reserved 198,005 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the exercise of options granted under the Plans, 121,884 of which shares are issuable as of June 30, 2003, and up to all of which shares may be issuable as of the Closing Date, upon the exercise of outstanding, unexercised options granted under the Plans. As of the date hereof, Section 2.2(b) of the Company Disclosure Schedules sets forth for each outstanding Company Option (i) the name of the holder of such option, (ii) the Plan pursuant to which such option was issued, (iii) the last known domicile address of such holder, (iv) the number of shares of Company Common Stock issuable upon the exercise of such option, and (v) the exercise price of such option. Except for the

Company Options identified in Section 2.2(b) of the Company Disclosure Schedules, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound, obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the Company Common Stock or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. The Plans and forms of agreement pursuant to which such Company Options have been issued have been made available to Parent. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. Except for the Voting Agreements and the Second Amended and Restated Shareholders Agreement, the Company is not a party to, and, to the Company’s knowledge, there are no other voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company.

(c) The interpretation of the Company’s Board of Director that the Company Options not exercised in full prior to Closing terminate upon the Closing is authorized by the terms of and final and binding with respect to each Company Option and is enforceable against each holder of such Company Options. As of the Closing, the Company shall have obtained an Acknowledgement executed by each holder of a Company Option not granted pursuant to the 2000 Plan that is not exercised in full prior to Closing, and each such Acknowledgement shall be in full force and effect and enforceable against the applicable holders of Company Options in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. No holder of a Company Option shall have, following the Effective Time, any rights with respect to such Company Option (including, without limitation, any right to purchase or otherwise acquire any equity securities of the Surviving Corporation or Parent following the Closing through or by virtue of such Company Option) other than the right to receive the Option Consideration as provided in Section 1.6(b).

(d) There are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of Company Common Stock created by statute, the Company Charter Documents, or any agreement or other arrangement to which the Company is a party (written or oral) or to which it is bound, and there are no agreements, arrangements or understandings to which the Company is a party (written or oral) pursuant to which the Company has the right to elect to satisfy any liability of the Company by issuing Company Common Stock.

2.3 Subsidiaries.

(a) Section 2.3 of the Company Disclosure Schedules sets forth: (i) the name of each corporation, partnership, joint venture or other entity that the Company has, directly or indirectly, an equity interest in and the ability to direct the management of (individually, a “Subsidiary” and collectively, the “Subsidiaries”), (ii) the number and type of outstanding equity interest of each Subsidiary and a list of the holders thereof and (iii) the jurisdiction of organization of each Subsidiary.

(b) Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Subsidiary has the power to own its properties and to carry on its business as currently conducted. Each Subsidiary is duly qualified or licensed to do business and in good standing as a foreign entity in each jurisdiction where the properties owned, leased or operated by it, or the business conducted by it, require such qualification or license, except in those jurisdictions where the failure to be so qualified or licensed would not have a Company Material Adverse Effect. The Company has delivered a true and correct copy of each of each Subsidiary’s organization documents, each as amended to date and in full force and effect on the date hereof, to Parent.

2.4 Authority.

(a) The Company has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize this Agreement and the transactions contemplated hereby, subject only to the approval of this Agreement by Shareholders who hold at least two-thirds of the outstanding shares of Company Common Stock. No Shareholder shall have any basis for a claim that the Proxy Statement contains any untrue statement of material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty with respect to information about Parent, Sub or their respective affiliates that was provided by any such person or entity for use in the Proxy Statement. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. The affirmative vote of the holders of at least two-thirds (2/3) of the outstanding Company Common Stock is the only vote (or consent) of the holders of any Company Common Stock necessary to approve this Agreement and the transactions contemplated hereby.

(b) The board of directors of the Company (upon recommendation of the special committee of the board of directors) has (i) adopted the plan of merger set forth in this Agreement and approved this Agreement and the other transactions contemplated by this Agreement, (ii) declared that the Merger and this Agreement and the other transactions contemplated by this Agreement are in the best interests of the Company, and (iii) recommended that the shareholders of the Company adopt this Agreement. No other action on the part of the board of directors of the Company is required to authorize the execution, delivery and performance of this Agreement.

2.5 No Conflict. The execution and delivery by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation, payment of any benefit, or loss of any benefit under (any such event, a “Conflict”) (i) any provision of the Company Charter Documents, (ii) any mortgage, indenture, lease, contract, covenant or other agreement, instrument or commitment, permit, concession, franchise or license (each a “Contract” and collectively the “Contracts”) to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their properties or assets (whether tangible or intangible) may be bound, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Subsidiary or any of their properties or assets (whether tangible or intangible). As a result of the consummation of the transactions contemplated by this Agreement, the Surviving Corporation will not be prohibited from exercising any of its rights under the Contracts, and neither Parent nor the Surviving Corporation nor any Subsidiary thereof will be required to pay any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred. The Company Disclosure Schedules lists all Contracts that require a novation, consent or waiver, as the case may be, prior to the Effective Time as a result of the Merger and the other transactions contemplated by this Agreement.

2.6 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”), is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and (ii) the filing of the Articles of Merger with the Secretary of State of the State of Texas.

2.7 Company Financial Statements. The Company has made available to Parent (a) the Company’s audited balance sheet as of December 31, 2001, and the related audited statements of income, cash flows and stockholders’ equity for the 12-month period ending on December 31, 2001, (b) the Company’s audited balance sheet as of December 31, 2002, and the related audited statements of income, cash flows and stockholders’ equity for the twelve (12)-month period ending on December 31, 2002 and (c) the Company’s unaudited balance sheet as of March 31, 2003, and the related unaudited statements of income, cash flows and stockholders’ equity for the three (3)-months ended March 31, 2003 (the “Company Financial Statements”). The Company Financial Statements are correct and complete in all material respects and have been prepared in accordance with GAAP (except that unaudited financial statements do not have notes thereto and are subject to normal year-end audit adjustments, which will not in the aggregate be material) consistently applied on a basis consistent throughout the periods indicated and consistent with each other, except as set forth in the notes to the Company Financial Statements. The Company Financial Statements present fairly and accurately in all material respects the Company’s financial condition and operating results as of the dates and during the periods indicated therein. The Company’s unaudited balance sheet as of March 31, 2003 is referred to hereinafter as the “Current Balance Sheet.” Since December 31, 2002, there has been no material change in any accounting policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of the Company. The Company and its Subsidiaries have no obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than those set forth or adequately provided for in the Current Balance Sheet and other than contractual obligations or liabilities incurred between March 31, 2003 and the Closing Date in the ordinary course consistent with past practices and not in violation of the covenants set forth in Article IV below.

2.8 Absence of Changes. There has not been, occurred or arisen since December 31, 2002 any of the following events:

(a) an event that has had or could reasonably be expected to have a Company Material Adverse Effect;

(b) a capital expenditure or commitment by the Company or any Subsidiary exceeding $50,000;

(c) labor disputes or claim of wrongful discharge or other unlawful labor practice or action with respect to the Company or any Subsidiary;

(d) a change in any material election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(e) except as a result of normal amortization or depreciation as required by GAAP, a revaluation by the Company or any Subsidiary of any of its assets (whether tangible or intangible);

(f) a declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Common Stock, or any split, combination or reclassification in respect of any shares of Company Common Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company or any Subsidiary of any shares of Company Common Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefore), except the issuance of Company Common Stock in accordance with the Company Options previously disclosed to Parent;

(g) an increase (whether in cash, stock or property) in the base salary or other compensation payable or to become payable by the Company or any Subsidiary to any of their respective officers, directors or any employees identified in Section 2.21(a)(ii) of the Company Disclosure Schedules, except annual merit pay increases consistent with past practices and the amounts of which have been provided to Parent, or the declaration, payment or commitment or obligation of any kind for the payment by the Company or any Subsidiary of a severance payment, termination payment, bonus or other additional salary or compensation to any such person;

(h) a sale, lease, license, transfer or other disposition of (or the creation of any security interest in) any of the assets (whether tangible or intangible) or properties of the Company or any Subsidiary other than the sale of products in the ordinary course of business and other than transfers among the Company and its direct and indirect wholly-owned subsidiaries;

(i) a loan by the Company or any Subsidiary to any person or entity other than the Company or a Subsidiary, an incurrence by the Company or any Subsidiary of any indebtedness, a guarantee by the Company or any Subsidiary of any indebtedness or any debt securities of others, or an issuance or sale of any debt securities of the Company or any Subsidiary;

(j) the commencement, settlement, notice or, to the knowledge of the Company, threat of any lawsuit or proceeding or other investigation against the Company or any Subsidiary;

(k) a notice of any claim or potential claim of ownership by any person other than the Company of the Company Registered Intellectual Property or of infringement by the Company or any Subsidiary of any other person’s Intellectual Property;

(l) an issuance or sale, or contract to issue or sell, by the Company or any Subsidiary of any shares of Company Common Stock or other capital stock or securities convertible into, or exercisable or exchangeable for, shares of Company Common Stock or other capital stock, or any securities, warrants, options or rights to purchase any of the foregoing, except for issuances of Company Options or the issuance of Company Common Stock upon the exercise thereof;

(m) except for non-exclusive licenses granted to end-user customers in the ordinary course of business and end-user software licenses obtained by the Company or any Subsidiary in the ordinary course of business, (i) a sale or license of any Company Intellectual Property or execution of any agreement with respect to the Company Intellectual Property with any person or entity or with respect to the Intellectual Property of any person or entity, (ii) a purchase or license of any Intellectual Property or execution of any agreement with respect to the Intellectual Property of any person or entity, (iii) an agreement, commitment or understanding with respect to the development of any Intellectual Property with a third party, or (iv) a significant change in pricing or royalties set or charged by the Company or any Subsidiary to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company or any Subsidiary;

(n) any material agreement entered into by the Company or any Subsidiary or any material amendment to a material agreement, other than agreements expressly excluded in Sections 2.8(a) through 2.8(m) above or as previously provided to Parent, or termination of, or default under, any material agreement to which the Company or any Subsidiary is party or by which any of their respective assets are bound;

(o) any destruction of, material damage to or loss of any material tangible assets of the Company or any Subsidiary or any loss of any material intangible assets of the Company or any Subsidiary (in any event whether or not covered by insurance); and

(p) any agreement by the Company or any Subsidiary, or any officer or employee on behalf of the Company or any Subsidiary, to do any of the things described in the preceding clauses (a) through (o) of this Section 2.8 (other than negotiations with Parent and its representatives and the transactions contemplated by this Agreement).

2.9 Tax Matters.

(a) Tax Returns and Audits.

(i) The Company and its Subsidiaries have timely filed or will timely file all required federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to the Company, the Subsidiaries or their respective operations, and such Returns are (or will be when filed) true and correct in all material respects and have been completed (or will have been when filed) in accordance with applicable law in all material respects.

(ii) The Company and its Subsidiaries have paid all Taxes they are required to pay and have withheld with respect to their Employees and other persons (and timely paid over to the appropriate Taxing authority) all federal, state and foreign income taxes and social security charges and similar fees, Federal Insurance Contribution Act (“FICA”), Federal Unemployment Tax Act (“FUTA”) and other Taxes required to be withheld.

(iii) Except as reserved in the Current Balance Sheet, the Company has not been delinquent in the payment of any Tax, nor, to the Company’s knowledge, is there any Tax deficiency outstanding, assessed or proposed against the Company, nor has the Company or any Subsidiary executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Return of the Company or any Subsidiary is currently in progress, nor has the Company or any Subsidiary been notified of any request for such an audit or other examination.

(v) The Company and its Subsidiaries have no material liabilities for unpaid federal, state, local or foreign Taxes which have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company and its Subsidiaries have not incurred any liability for Taxes since December 31, 2002 other than in the ordinary course of business.

(vi) The Company and its Subsidiaries have made available to Parent or its legal counsel copies of all foreign, federal, state and local income and all state and local sales and use Returns for the Company and its Subsidiaries filed for all periods since its inception.

(vii) There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company or its Subsidiaries relating to or attributable to Taxes.

(viii) The Company and its Subsidiaries have not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(4) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or any Subsidiary.

(ix) The Company and its Subsidiaries have (A) never been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (B) never been party to any tax sharing, indemnification or allocation agreement, (C) no liability for the Taxes of any person, corporation or other entity (other than Company) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or agreement, or otherwise and (D) never been party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(x) The Company has not been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(xi) No adjustment relating to any Return filed by the Company or its Subsidiaries has been proposed formally or informally in writing by any Governmental Entity to the Company or any Subsidiary or any representative thereof.

(xii) No claim or action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or any arbitrator or arbitration panel is pending or, to the Company’s knowledge, has been threatened against or with respect to the Company or any Subsidiary in respect of any material Tax.

(xiii) The Company and its Subsidiaries have not been and will not be required to include any material adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under any Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(b) Maquiladora Export Program. The Company and its Subsidiaries’ operations in Mexico are in compliance with the Decree for the Development and Operation of the Maquiladora Export Industry (December 22, 1989), as amended, Mexican Customs laws and regulations, General Customs Rules issued by the Department of Finance and Public Credit (Hacienda). The Company has obtained and maintained a valid Maquiladora Registration Number from the Mexican Ministry of the Economy (“SECON”) and has filed and obtained approval for its Maquiladora Export Program with the appropriate local SECON office.

(c) Executive Compensation Tax. The execution of this Agreement and the consummation of the Merger will not give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code or that would bind the Company or any Subsidiary to compensate any individual for excise taxes paid under Section 4999 of the Code.

2.10 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment.

(a) Section 2.10(a) of the Company Disclosure Schedules sets forth a list of all real property currently owned by the Company or any of its Subsidiaries (the “Owned Real Property”) and leased or subleased by or from the Company, a Subsidiary or otherwise used or occupied by the Company or a Subsidiary for the operation of the Company’s and Subsidiaries’ businesses, and with respect to leased real property (the “Leased Real Property”), the name of the lessor, the master lessor and lessee, the date of the lease or sublease, and each amendment thereto and, with respect to any current lease, the aggregate annual rental payable under any such lease (together, the Owned Real Property and the Leased Real Property are the “Real Property”).

(b) The Company has provided Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (the “Lease Agreements”); and there are no other Lease Agreements for real property affecting the Leased Real Property or to which the Company or any Subsidiary is bound. All such Lease Agreements are in full force and effect, valid and enforceable in accordance with their terms, and there is not, under any of such Lease Agreements, any existing material default, no rentals are past due, and no circumstance exists, which, with notice, the passage of time or both, could constitute a material default under any such Lease Agreement by the Company or any Subsidiary or, to the knowledge of the Company, by any other party thereto. Neither the operations of the Company and its Subsidiaries on the Real Property located in Mexico nor such Real Property, including the improvements thereon, violate in any material manner any applicable building code, zoning requirement, or classification or statute relating to the particular property or such operations, and such non-violation is not dependent, in any instance, on so-called non-conforming use exceptions. To the Company’s knowledge, neither the operations of the Company and its Subsidiaries on the Real Property located in the United States nor such Real Property, including the improvements thereon, violate in any material manner any applicable building code, zoning requirement, or classification or statute relating to the particular property or such operations, and such non-violation is not dependent, in any instance, on so-called non-conforming use exceptions. There are no other parties occupying, or with a right to occupy granted by the Company or any Subsidiary, the Real Property. The Company has not received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The Closing will not affect the enforceability against any person of any such Lease Agreement or the rights of the Company, its Subsidiaries or the Surviving Corporation to the continued use and possession of the real property for the conduct of business as currently conducted.

(c) The Company and its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in their business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet or the notes thereto and (ii) Liens for Taxes, assessments and similar charges which are not yet due and payable, which, if required to be reflected, are reflected in the Current Balance Sheet, or are being contested in good faith and have been disclosed in Section 2.10(c) of the Company Disclosure Schedules.

(d) Section 2.10(d) of the Company Disclosure Schedules lists each capitalized item of tangible assets and property, equipment and machinery (collectively, the “Equipment”) owned or leased by the Company or a Subsidiary, and such Equipment is adequate for the conduct of the business of the

Company as currently conducted and all such Equipment is in good operating condition and repair, normal wear and tear excepted.

2.11 Intellectual Property.

(a) Section 2.11(a) of the Company Disclosure Schedules contains a complete and accurate list (by name and version number) of all material products and services of the Company and its Subsidiaries that are currently sold, distributed or otherwise disposed of or which the Company currently intends to sell, distribute or otherwise dispose of in 2003 and 2004, including any other products or service offerings under development. In addition, Section 2.11(a) of the Company Disclosure Schedules contains the products and services sold, distributed or otherwise disposed of in the five-year period preceding the date hereof. Those products and services set forth in Schedule 2.11(a) of the Company Disclosure Schedules are known as “Company Products,”

(b) Section 2.11(b) of the Company Disclosure Schedules lists all Registered Intellectual Property Rights owned by, filed in the name of, or applied for by the Company or any Subsidiary (the “Company Registered Intellectual Property Rights”) and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) related to any of the Company Intellectual Property, other than proceedings to which the Company and its Subsidiaries are not a party or by which any of such are bound.

(c) There are no actions that must be taken by the Company or any Subsidiary within 150 days of the date of this Agreement required to maintain the Company Registered Intellectual Property, other than, in the ordinary course of business, the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property Rights.

(d) To the knowledge of the Company, there are no facts or circumstances that would render any Company Intellectual Property invalid or unenforceable.

(e) The Company or a Subsidiary owns all right, title and interest in and to the Company Intellectual Property. Each item of Company Intellectual Property is free and clear of any material Liens or encumbrances, except for non-exclusive licenses granted to end-user customers in the ordinary course of business. To the Company’s knowledge, the Company or a Subsidiary is the owner or authorized licensee of all Intellectual Property used in connection with the operation or conduct of business of the Company, as it is currently conducted and currently intended to be conducted in the future, and its Subsidiaries, including the sale, distribution or provision of any Company Products by the Company and its Subsidiaries. Without limiting the generality of the foregoing, (i) the Company or a Subsidiary is the exclusive owner of all material Trademarks used in connection with the operation or conduct of the business of the Company and its Subsidiaries, including the sale, distribution or provision by the Company of any Company Products, (ii) the Company or a Subsidiary owns exclusively or has licenses to all Copyrighted works that are included or incorporated into Company Products or which the Company and its Subsidiaries otherwise purport to own or have rights to use, and (iii) to the extent that the Company has knowledge that any Patents that would be infringed by the manufacture, marketing, sale or use of the Company Products, the Company or a Subsidiary is the exclusive owner of such Patents or has a license thereto.

(f) The Company and its Subsidiaries have not (i) transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property or Intellectual Property Right that is or was Company Intellectual

Property, to any other person, or (ii) permitted their rights in such Company Intellectual Property to lapse or enter the public domain.

(g) All Company Intellectual Property was written, created or invented solely by either (i) employees of the Company acting within the scope of their employment and who have validly and irrevocably assigned, to the extent allowed by law, all of their rights, including Intellectual Property Rights therein, to the Company or a Subsidiary or (ii) third parties who have validly and irrevocably assigned, to the extent allowed by law, all of their Intellectual Property Rights therein to the Company or a Subsidiary.

(h) To the extent that any Intellectual Property or Intellectual Property Rights have been developed or created by a third party for the Company or its Subsidiaries and is incorporated into any Company Products, the Company has a written agreement with such third party with respect thereto and Company thereby either (i) has obtained ownership of, and is the exclusive owner of, or (ii) has obtained a perpetual, non-terminable, fully paid license (sufficient for the conduct of its business as currently conducted and currently intended to be conducted) to all such third party’s Intellectual Property Rights in such Intellectual Property or Intellectual Property Rights by operation of law or by valid assignment.

(i) To the knowledge of the Company, the Company Intellectual Property constitutes all the Intellectual Property and Intellectual Property Rights material to the business of the Company and its Subsidiaries as it currently is conducted or which are used in and/or necessary to the conduct of such business, including the design, development, manufacture, use, importation and sale of Company Products.

(j) Except as provided in the Samsung Agreement, no person who has licensed any Intellectual Property or Intellectual Property Rights from or to the Company or its Subsidiaries has ownership rights or license rights to improvements in such Intellectual Property or Intellectual Property Rights.

(k) The Company and its Subsidiaries have the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software that are material to the operation of the business of the Company and its Subsidiaries or that are required to create, modify, compile, operate or support any software that is Company Intellectual Property or is incorporated into any Company Product. Without limiting the foregoing, no open source or public library software, including any version of any software licensed pursuant to any GNU public license, was used in the development or modification of any software that is incorporated into any Company Product.

(l) To the knowledge of the Company, the operation of the business of the Company and its Subsidiaries as it is currently conducted, and as currently planned by the Company and its Subsidiaries to be conducted, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of Company Products, does not and to the knowledge of the Company will not when conducted by the Surviving Corporation in substantially the same manner following the Closing, infringe or misappropriate any Intellectual Property Right of any person, violate any right of any person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received written notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company or any Subsidiary infringes or misappropriates any Intellectual Property Right of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have knowledge of any basis therefor).

(m) No Company Intellectual Property, Company Product or service of the Company or any Subsidiary is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or any Subsidiary or could be reasonably expected to materially adversely affect the validity, use or enforceability of such Company Intellectual Property.

(n) Other than inbound publicly available “shrink-wrap” and other publicly available commercial binary code end-user licenses, Section 2.11(n) of the Company Disclosure Schedules lists all material contracts, licenses and agreements to which the Company or any Subsidiary is a party with respect to any Intellectual Property or Intellectual Property Rights. All such contracts are in full force and effect. The Company and its Subsidiaries are not in material breach of nor have they failed to perform in any material respect under, any of the foregoing contracts, licenses or agreements and, to the Company’s knowledge, as of the date hereof, no other party to any such contract, license or agreement is in breach thereof or has failed to perform thereunder. The consummation of the transactions contemplated by this Agreement will neither violate in any material respect nor result in the material breach, modification, cancellation, termination or suspension of such contracts, licenses and agreements.

(o) To the knowledge of the Company, there are no contracts, licenses or agreements between the Company or a Subsidiary and any other person with respect to Company Intellectual Property under which there is any dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company or a Subsidiary thereunder.

(p) To the knowledge of the Company, other than as alleged by the Company in the Infineon Litigation, no person is infringing or misappropriating any Company Intellectual Property Right.

(q) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or the Surviving Corporation, by operation of law or otherwise, of any contracts or agreements to which the Company or any Subsidiary is a party, will result in (i) any third party being granted rights or access to, or the placement in or release from escrow, of any Company Intellectual Property (including source code for any software belonging to the Company or any Subsidiary), (ii) either Parent or the Surviving Corporation granting to any third party rights to Intellectual Property or Intellectual Property Right owned by, or licensed to, Parent or Surviving Corporation pursuant to any agreement to which the Company or any Subsidiary is a party or by which it is bound, (iii) either Parent or the Surviving Corporation being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iv) either Parent or the Surviving Corporation being obligated to pay any royalties or other amounts to any third party in excess of those payable by the Company or a Subsidiary, prior to the Closing pursuant to any agreement to which the Company or a Subsidiary is a party or by which it is bound.

2.12 Agreements, Contracts and Commitments. The Company and its Subsidiaries are not a party to, nor are the Company and its Subsidiaries or any of their assets or properties bound by:

(a) any collective bargaining agreements,

(b) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations,

(c) any employment, severance or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization,

(d) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan (other than the Plans and the Change of Control Letters disclosed in Section 2.5(ii) of the Company Disclosure Schedules), any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

(e) any fidelity or surety bond or completion bond,

(f) any lease of personal property having a value individually in excess of $50,000,

(g) any agreement, contract or commitment of indemnification, guaranty, support, assumption or endorsement of, or any similar commitment or understanding with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person or entity,

(h) any agreement, contract or commitment containing any covenant limiting the freedom of the Company or a Subsidiary to engage in any line of business or to compete with any person, or any confidentiality, secrecy or non-disclosure agreement, contract or commitment imposing confidentiality, secrecy or non-disclosure obligations on the Company,

(i) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $50,000 per year,

(j) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of business,

(k) any mortgages, indentures, loans or credit agreements, security agreements, guaranties or other agreements or instruments relating to the borrowing of money or extension of credit or any leasing transaction of the type required to be capitalized in accordance with GAAP,

(l) any purchase order or contract for the purchase of raw materials to pay $50,000 or more, other than purchase orders for TSOPs, flex-frames, solder, solvents, printed wiring boards, and other items purchased in the ordinary course of business consistent with past practice,

(m) any real property development or construction agreements, contracts or commitments,

(n) any distribution, joint marketing or development agreement, contract or commitment,

(o) any agreement, contract or commitment to indemnify, hold harmless or defend any other person with respect to any assertion of personal injury, damage to property or Intellectual Property infringement, misappropriation or violation or warranting the lack thereof,

(p) any other agreement, contract or commitment not referred to above that involves payment of, or an obligation to pay, $50,000 per year or more and is not cancelable without penalty within thirty (30) days, or

(q) any material agreement, contract or commitment with any person with whom the Company or its Subsidiaries does not deal at arm’s length within the meaning of the Code other than agreements, contracts or commitments provided for in Sections 2.12(b) through 2.12(d) above.

2.13 No Defaults. Each Contract required to be disclosed under Section 2.11 or 2.12 hereof is in full force and effect and, to the Company’s knowledge, constitutes a legal, valid and binding agreement enforceable in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. The Company and its Subsidiaries are in compliance with and have not breached, violated or defaulted in any material respect under, or received notice that any one of them has breached, violated or defaulted under, any of the terms or conditions of any Contract required to be disclosed under Section 2.11 or 2.12 hereof, and the Company is not aware of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. To the knowledge of the Company, no other party has breached, violated or defaulted in any material respect under, any of the terms or conditions of any Contract required to be disclosed under Section 2.11 or 2.12 hereof.

2.14 Interested Party Transactions. No officer or director of the Company or any Subsidiary and, to the knowledge of the Company, no employee or holder of Company Common Stock, nor, to the knowledge of the Company, any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership, corporation or other entity in which any of such persons has or has had an interest (any such person or entity being an “Interested Person”), has or has had, directly or indirectly, (i) an economic interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that the Company or any Subsidiary furnishes or sells, or proposes to furnish or sell, or (ii) any economic interest in any entity that purchases from or sells or furnishes to the Company or any Subsidiary, any services, products or technology, or (iii) a beneficial interest in any Contract to which the Company or any Subsidiary is a party, except in the case of clause (iii) in any such person’s capacity as an officer, director, employee or stockholder of the Company; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation, shall not be deemed to be an “interest in any entity” for purposes of this Section 2.14. No Interested Person is indebted to the Company or any Subsidiary except for advances made for reasonable business expenses (not in excess of $50,000 in the aggregate) incurred in the ordinary course of business consistent with past practices. Nor is the Company or any Subsidiary indebted to any Interested Person (or committed to make loans or extend or guarantee credit) other than unpaid accrued compensation or indebtedness incurred for reasonable business expenses in the ordinary course of business consistent with past practices.

2.15 Governmental Authorization. Each domestic and foreign material consent, license, permit, grant or other authorization (i) pursuant to which the Company or any Subsidiary currently operates or holds any interest in any of its properties, or (ii) which is required for the operation of the Company’s and its Subsidiaries’ business as currently conducted or the holding of any interest has been issued or granted to the Company and its Subsidiaries and is in full force and effect.

2.16 Litigation. There is no private or governmental action, suit, claim or proceeding of any nature pending, or to the knowledge of the Company, threatened, against the Company, its Subsidiaries, their properties (tangible or intangible) or any of their officers or directors in their capacity as such, nor does the Company have any reason to reasonably expect that any such action, suit, claim or proceeding will be forthcoming. To the knowledge of the Company, there is no investigation pending or threatened against the Company, it’s Subsidiaries, their properties (tangible or intangible) or their officers or directors in their respective capacities as such by or before any Governmental Entity. No Governmental Entity has provided the Company with written notice challenging or questioning the legal right of the Company or any Subsidiary to conduct its operations as conducted at that time or as currently conducted. There is no judgment, injunction decree or order against the Company or any Subsidiary, or against any of the respective directors or officers, that could prevent, enjoin or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have the effect of prohibiting or impairing any current business practice, any acquisition of property or the conduct of business by the Company and its Subsidiaries. To the knowledge of the Company, there are no facts or circumstances that could give rise to or form the basis of any action, suit, claim, or proceeding involving any director, officer, employee or agent of the Company for which any such person could seek exculpation or indemnification under the Company Charter Documents or under any indemnification agreement between such person and the Company.

2.17 Accounts Receivable.

(a) The Company has made available to Parent a list of all accounts receivable of the Company and its Subsidiaries as of March 31, 2003, together with a range of days elapsed since invoice.

(b) All of the Company’s and its Subsidiaries’ accounts receivable arose from bona fide sales and deliveries of goods or performance of services in the ordinary course of business and, to the knowledge of the Company, are collected or collectible, less the allowance for doubtful accounts and returns provided for in the Current Balance Sheet. None of such receivables are subject to any performance obligations by the Company or any Subsidiary prior to collection. All such receivables have been adequately reserved in the Current Balance Sheet in accordance with GAAP and, to the Company’s knowledge, are free of any defenses, setoffs, or counterclaims (other than returns in the ordinary course of business consistent with past practices). Except as has been reserved against in the Current Balance Sheet, to the Company’s knowledge, there is no dispute with respect to the amount or validity of any such accounts receivable for the Company and its Subsidiaries.

2.18 Minute Books. The minutes of the Company and its Subsidiaries made available to Parent are the only minutes of the Company and its Subsidiaries as of the date of this Agreement and contain accurate summaries of all meetings and actions by written consent of the board of directors, partners or managers (or committees thereof) of the Company and its Subsidiaries and contain accurate summaries of all Company stockholder, partner and member meetings and actions by written consent since the time of incorporation of the Company and each such Subsidiary. The Company and its Subsidiaries are not in violation of any provisions of the Company Charter Documents or other equivalent organizational documents, respectively.

2.19 Environmental Matters.

(a) Hazardous Material. The Company and its Subsidiaries have not: (i) operated any underground storage tank at any property that the Company or any Subsidiary has at any time owned, operated, occupied or leased, or (ii) to the Company’s knowledge, illegally released any amount of any material or substance that is prohibited or regulated by any Environmental Law (as defined below) or that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment, including PCBs, asbestos, petroleum, and urea-formaldehyde, but excluding office and janitorial supplies properly and safely maintained (a “Hazardous Material”).

(b) Hazardous Materials Activities. To the Company’s knowledge, the Company and its Subsidiaries have not transported, treated, recycled, distributed, sold, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any Environmental Law or in a manner that could result in material liability to the Company or any Subsidiary, nor, to the Company’s knowledge, has it or any Subsidiary disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to herein as “Hazardous Material Activities”) in violation of any rule, regulation, treaty, code or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity as in effect on the date of this Agreement (“Environmental Law”).

(c) Permits. The Company and its Subsidiaries currently hold, if required by applicable laws, all environmental approvals, permits, licenses, clearances and consents (the “Environmental Permits”) necessary for the continued conduct of their Hazardous Material Activities and other businesses of the Company and its Subsidiaries as such activities and businesses are currently being conducted, except those Environmental Permits the failure of which to hold would not have a Company Material Adverse Effect. All such Environmental Permits, if required by applicable laws, are valid and in full force and effect. To the Company’s knowledge, no circumstances exist which could cause any Environmental Permit to be revoked, modified, or rendered non-renewable upon payment of the permit fee. To the Company’s knowledge, no Environmental Law imposes an obligation, as a result of the Merger, requiring notification prior to the Closing to any Governmental Entity of the transfer of any permit, license, consent or other approval, the failure of which to obtain would not have a Company Material Adverse Effect.

(d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the knowledge of the Company threatened, concerning any Environmental Permit, Hazardous Material or any Hazardous Material Activity of the Company or any Subsidiary. The Company has no knowledge of any fact or circumstance that could reasonably be expected to involve the Company or any Subsidiary in any environmental litigation or impose upon the Company or any Subsidiary any material environmental liability.

(e) Reports and Records. The Company has delivered to Parent or made available for inspection by Parent or its agents, representatives or employees all records in the Company’s possession concerning the Hazardous Material Activities of the Company and its Subsidiaries relating to their business and all environmental audits and environmental assessments of any Real Property conducted at the request of, or otherwise in the possession of the Company or any Subsidiary.

2.20 Brokers’ and Finders’ Fees; Third-Party Expenses. Neither the Company nor any of its Subsidiaries have incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby.

2.21 Employee Benefit Plans and Compensation.

(a) Schedule. Section 2.21(a)(i) of the Company Disclosure Schedules contains an accurate and complete list of each Company Employee Plan. The Company has not made any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan or (except to the extent required by law or to conform any such Company Employee Plan to the requirements of any applicable law or as required by this Agreement), or to enter into any Company Employee Plan. Section 2.21(a)(ii) of the Company Disclosure Schedules sets forth a table setting forth the name and salary of each Employee of the Company with an annual base salary exceeding $80,000 as of the date hereof.

(b) Documents. The Company has made available to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan, including all amendments thereto and all related trust documents, (ii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with any summaries of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts and

(vi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code.

(c) Employee Plan Compliance. The Company has performed all material obligations required to be performed by it under any Company Employee Plan, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in substantial compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Each Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, or such letter will be timely filed. To the Company’s knowledge, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan that could be reasonably expected to have a Company Material Adverse Effect. There are no actions, suits or claims pending or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. To the knowledge of the Company, there are no audits, inquiries or proceedings pending or threatened by the IRS, DOL or any other Governmental Entity with respect to any Company Employee Plan. The Company and its ERISA Affiliates are not subject to any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan, except where failure would not have a Company Material Adverse Effect.

(d) No Pension Plans. The Company and its ERISA Affiliates do not, and have not during the past six years maintained, established, sponsored, participated in, or contributed to, any (i) Pension Plans subject to Title IV of ERISA, (ii) ”multiemployer plan” within the meaning of Section (3)(37) of ERISA, or (iii) plan described in Section 413(c) of the Code.

(e) No Post-Employment Obligations. No Company Employee Plan provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute (including Mexican laws).

(f) COBRA; FMLA; HIPAA. The Company and each ERISA Affiliate has, prior to the Effective Time, materially complied with (i) the health care continuation requirements of COBRA, (ii) FMLA, (iii) HIPAA, (iv) the Women’s Health and Cancer Rights Act of 1998, (v) the Newborns’ and Mothers’ Health Protection Act of 1996, and (vi) any similar provisions of state law applicable to its Employees.

(g) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or in connection with any additional or subsequent events) constitute an event under any Company Employee Plan, trust or loan that will or could reasonably be expected to result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits.

(h) Employment Matters. The Company: (i) is in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting immigration, employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees, (ii) has withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing, except for any such liability that would not, individually or in the aggregate, be material, and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice), except for any such liability that would not have a Company Material Adverse Effect. There are no pending, or to the knowledge of the Company, threatened claims or actions against the Company under any worker’s compensation policy. Each current Employee is an “at-will” employee whose employment can be terminated by the Company at any time, with or without cause.

(i) Labor. No work stoppage or labor strike against the Company is pending, or to the knowledge of the Company, threatened. The Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or to the knowledge of the Company, threatened relating to any labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company currently is not, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

2.22 Insurance. Section 2.22 of the Company Disclosure Schedules lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (in their respective capacities as such) of the Company or any Subsidiary maintained by the Company on the date hereof. Except for employee health or benefit claims, there is no claim by the Company or any Subsidiary pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. Such policies are valid and binding and are in full force and effect, and will not terminate or lapse by reason of any of the transactions contemplated by this Agreement. All premiums due and payable under all such policies and bonds have been paid, and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. The Company has no knowledge of threatened termination of, or material premium increase with respect to, any of such policies.

2.23 Compliance with Laws. The Company and its Subsidiaries have complied in all material respects with, are not in violation in any material respect of, and have not received any written notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.

2.24 Suppliers and Customers; Trade Relations. Since December 31, 2002, no licensee or customer which individually accounted for more than three percent (3%) of the Company’s net revenues during the twelve month period ended December 31, 2002, and no material licensor, vendor or supplier of the Company or any Subsidiary has cancelled, terminated, or notified the Company that it intends to materially decrease its usage or provision of services or products to or from the Company or any Subsidiary or otherwise modified its relationship with the Company or any Subsidiary in a manner materially adverse to the Company, and (i) no such person has communicated (orally or in writing) to the Company or any Subsidiary any intention to do so, and (ii) to the knowledge of the Company, the consummation of the transactions contemplated hereby will not adversely affect any of such relationships. No claims have been communicated or, to the Company’s knowledge, threatened against the Company or any Subsidiary with respect to wrongful termination of any dealer distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other material violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind.

2.25 Bank Accounts. The Company Disclosure Schedules sets forth the names and locations of all banks and other financial institutions at which the Company or any Subsidiary maintains accounts of any nature, the type of accounts maintained at each such institution and the names of all persons authorized to draw thereon or make withdrawals therefrom.

2.26 Inventory. All inventory of the Company and its Subsidiaries reflected on the Current Balance Sheet consisted, and all such inventory acquired since consists, of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below standard quality, all of which have been written off or written down to net realizable value on the Current Balance Sheet. All items included in the inventory of the Company are the property of the Company or a Subsidiary free and clear of any Lien, have not been pledged as collateral, are not held by the Company or a Subsidiary on consignment from others and conform in all material respects to all standards applicable to such inventory or its use or sale imposed by governmental or regulatory authorities.

2.27 Opinion of Financial Advisor. The Company has received an opinion of U.S. Bancorp Piper Jaffray Inc. to the effect that, as of the date of such opinion, the consideration to be received by the holders of Company Common Stock pursuant to the Merger is fair to such holders from a financial point of view.

2.28 Representations Complete. None of the representations or warranties made by the Company herein or in any schedule hereto, including the Company Disclosure Schedules, or certificate furnished by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under and time at which made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub hereby represent and warrant to the Company that the statements contained in this Article III are true and correct:

3.1 Organization and Standing. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and the State of Texas, respectively. Each of Parent and Sub has the corporate power to own its properties and to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated by it, or the business conducted by it, require such qualification or license, except in those jurisdictions where the failure to be so qualified or licensed would not have a material adverse effect on Parent. Sub has been organized solely for the purpose of consummating the transactions contemplated herein and does not, and has never, conducted any business or other operations

3.2 Authority. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Sub and no further action is required on the part of Parent or Sub to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub and constitutes the valid and binding obligations of Parent and Sub, enforceable in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.3 No Conflict. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a Conflict under (i) any provision of the certificate of incorporation and bylaws of Parent or Sub, (ii) any mortgage, indenture, lease, contract, covenant or other agreement, instrument, commitment, permit, concession, franchise or license to which Parent, Sub or any of their respective properties or assets (whether tangible or intangible) are subject or bound or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub or their respective properties or assets (whether tangible or intangible).

3.4 Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or any third party is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the HSR Act and (ii) the filing of the Articles of Merger with the Secretary of State of the State of Texas.

3.5 Funding Sources. Parent intends to borrow $40 million to be applied towards the Aggregate Consideration, and Parent has provided the Company with that certain letter, dated May 23, 2003, from Comerica Bank and that certain letter, dated June 6, 2003, from Guaranty Bank (together with Comerica, the “Lenders”) pursuant to which the Lenders have indicated their commitment, subject to the terms and conditions therein, to each provide $21 million of funding (the “Commitment Letter”). As of the date hereof, Parent expects that all conditions to such Lenders’ funding set forth in and pursuant to the terms of the Commitment Letter that are required to be satisfied by Parent will be satisfied or waived by the Lenders. Parent has sufficient funds to pay the additional Aggregate Consideration.

3.6 RAI Agreement. Parent has provided the Company with a correct and complete copy of the RAI Agreement, including all amendments thereto. The RAI Agreement and the RAI Voting Agreement constitute the entire agreement between RAI, Parent and their affiliates with respect to the Merger and the RAI Acquisition. Parent acknowledges that the Confidentiality Agreement prohibits any amendment to the RAI Agreement without the written consent of the Company. Parent also acknowledges that neither the Company nor any of its officers, directors, or employees have made any representations or warranties with respect to RAI, the RAI Acquisition or the RAI Shares.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees to operate the business of the Company and its Subsidiaries, except to the extent that Parent shall provide its prior written consent, in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. The Company further agrees to pay the debts and Taxes of the Company and its Subsidiaries when due, to pay or perform other obligations when due, and use commercially reasonable efforts to preserve intact the Company’s and its Subsidiaries’ present business organizations, keep available the services of the Company’s and its Subsidiaries’ present officers and the other persons identified on Schedule 2.21(a)(ii) of the Company Disclosure Schedules, and preserve the Company’s and its Subsidiaries’ relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it. The Company and its Subsidiaries shall not, without the prior written consent of Parent (which consent shall not be unreasonably (from the perspective of Parent) withheld, conditioned or delayed), take any of the following actions, except those actions necessary or advisable in order to consummate the Merger:

(a) make any capital expenditures or enter into any commitment or transaction for capital expenditures exceeding $50,000 other than capital expenditures contemplated by the Company’s capital expenditure plan set forth in Section 2.8 of the Company Disclosure Schedules;

(b) except for purchase orders for the Company’s products in the ordinary course of business consistent with past practices, (i) sell, license or transfer to any person or entity any rights to any Company Intellectual Property or enter into any agreement with respect to any Company Intellectual Property with any person or entity or with respect to any Intellectual Property of any person or entity, (ii) buy or license any Intellectual Property or enter into any agreement with respect to the Intellectual Property of any person or entity other than off-the-shelf software packages and Intellectual Property related to purchased equipment or (iii) enter into any agreement with respect to the joint development of any Intellectual Property with a third party;

(c) enter into or materially amend any Contract pursuant to which any other party is granted marketing, distribution, development or similar rights of any type or scope with respect to any products or technology of the Company or any Subsidiary or enter into any other Contract which would have been required to have been disclosed on Sections 2.11 or 2.12 of the Company Disclosure Schedules had such contract been entered into prior to the date hereof, unless entered into in the ordinary course of business consistent with past practice or otherwise permitted by this Article IV;

(d) materially amend or otherwise materially modify (or agree to do so), or violate the terms of, any of the Contracts set forth or described in the Company Disclosure Schedules;

(e) commence or settle any litigation (provided, that the Company shall seek in good faith to resolve, subject to Parent’s approval of any settlement or other resolution, such pending litigation related to employment matters to which it is a party as of the date hereof) other than for collection of debts in the ordinary course of business;

(f) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Common Stock, or split, combine or reclassify any Company Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock;

(g) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of capital stock of the Company or equity securities or interests of any Subsidiary or any securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities, other than issuances of Company Common Stock pursuant to cash exercises of Company Options currently outstanding;

(h) cause or permit any amendments to the Company Charter Documents or equivalent organizational documents of any Subsidiary;

(i) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

(j) sell, lease, license or otherwise dispose of any of its properties or assets, including the sale of any accounts receivable of the Company or its Subsidiaries, except for sales of products in the ordinary course of business consistent with past practices;

(k) incur any indebtedness or guarantee any indebtedness or issue or sell any debt securities or guarantee any debt securities of third parties or enter into any operating leases other than trade payables incurred in the ordinary course consistent with past practices;

(l) grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement;

(m) grant any severance or termination pay (in cash or otherwise) to any Employee, including any officer, except pursuant to a contract or agreement disclosed in Section 2.12 hereof;

(n) adopt or, except as required by law, materially amend any Company Employee Plan, hire any new director level or officer level employee, enter into any employment contract (other than standard employee confidentiality and intellectual property assignment agreements entered into with employees in the ordinary course of business consistent with past practices), pay or agree to pay any special bonus or special remuneration to any director or officer (other than the bonuses payable upon the consummation of the transactions contemplated by this Agreement pursuant to the Change-in-Control letters identified in Section 2.5 of the Company Disclosure Schedule, in each case as in effect on the date hereof (the “COC Letters”)), increase the salaries, wage rates, or other compensation of its Employees, or grant any stock-related award (whether payable in cash, shares or otherwise) except annual merit pay increases consistent with past practices to employees other than officers and other Key Employees;

(o) except as required by GAAP, revalue any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

(p) pay, discharge or satisfy, in an amount in excess of $20,000 in any one case, or $50,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (i) the payment, discharge or satisfaction of ordinary business expenses in the ordinary course of business consistent with past practices, (ii) payments pursuant to Section 5.9 hereof and (iii) payments expressly authorized within the preceding Sections 4.1(a) through 4.1(o);

(q) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(r) enter into any licensing (other than non-exclusive end user licenses in the ordinary course of business and on standard terms and conditions), distribution, joint venture, strategic alliance or joint marketing or any similar arrangement or agreement;

(s) terminate or waive any right or rights which individually or in the aggregate could reasonably be expected to be material in value to the Company;

(t) reduce the amount or scope of any insurance coverage provided by existing policies except that either (i) the Company will enter into a tail policy with respect to its directors and officers liability insurance having policy limits equal to existing policy limits on commercially reasonable terms so long as the Parent has the opportunity to review and consent to such policy (such consent not to be unreasonably withheld or delayed) or (ii) Parent will furnish or cause the Surviving Company to furnish insurance reasonably acceptable to the Company providing for substantially the same coverage for the existing Company’s directors and officers; or

(u) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(t) hereof.

4.2 No Solicitation.

(a) Until the earlier of (i) the Effective Time or (ii) the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, the Company, its Subsidiaries and their respective officers, directors, employees, agents, representatives and affiliates (any of such persons a “Representative”) shall not, directly or indirectly: (i) solicit, engage or participate in, initiate or encourage, cooperate with or facilitate, the making, submission or announcement of any Acquisition Proposal, (ii) solicit, engage or participate in, initiate or encourage, cooperate with or facilitate, any discussion or negotiations regarding any proposal that constitutes any Acquisition Proposal, (iii) furnish or make available any information to any person or entity that the Company or any Representative has reason to believe or that has advised or suggested to the Company or any Representative that such person or entity may be considering making, or that has made, an Acquisition Proposal, (iv) enter into any agreement, arrangement or understanding with respect to an Acquisition Proposal; provided, however, that the foregoing shall not prohibit the Board from, prior to obtaining the approval of the shareholders for the Merger, furnishing information to, or entering into discussions or negotiations with, any person that makes an Acquisition Proposal after the date of this Agreement that was not solicited by the Company in breach of this Section 4.2(a), or that did not otherwise result from a breach of this Section 4.2(a), if, and to the extent that, (A) the Board, after taking into consideration the advice of independent outside legal counsel, determines in good faith that such action is required for the Board to comply with its fiduciary obligations to the Company’s stockholders under applicable law, (B) prior to taking such action, the Company receives from such person an executed agreement in reasonably customary form, with terms no more favorable than the Confidentiality Agreement (as defined below), relating to the confidentiality of information to be provided to such person, and (C) the Board concludes in good faith, based upon advice from its independent financial advisor, that the Acquisition Proposal is a Superior Proposal.

The Company shall provide prompt (but in any event within twenty-four (24) hours after receipt of any Acquisition Proposal) oral and written notice to Parent of (x) the receipt of any such Acquisition Proposal, and any modification or amendment to any Acquisition Proposal, (y) the material terms and conditions of such Acquisition Proposal or such modification or amendment, and (z) the Company’s intention to furnish information to, or enter into discussions or negotiations with, such person. The Company shall continue to keep Parent informed of the status and details of any such Acquisition Proposal or inquiry. The Company shall cease and cause to be terminated immediately all existing discussions or negotiations with any persons conducted prior to the date hereof with respect to any Acquisition Proposal. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any breach by any Representative of the Company shall be deemed to constitute a breach of this Section 4.2 by the Company (whether or not such Representative is purporting to act on behalf of the Company).

For purposes of this Agreement, “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any proposal, offer, inquiry or indication of interest with respect to (i) a merger, consolidation, share exchange, tender offer, reorganization, recapitalization, business combination, amalgamation, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, (ii) any purchase, lease, license, exchange or other acquisition of a material amount of the assets of the Company or any of its Subsidiaries, (iii) the purchase and sale of any class or series of equity securities (or securities convertible or exchangeable into equity securities) of the Company or any of its Subsidiaries or (iv) any new strategic or marketing alliance, joint venture or partnership.

(b) In addition to the obligations set forth in Section 4.2(a), neither the Board nor any committee thereof shall, except as expressly permitted by this Section 4.2(b), (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Parent or Sub, the approval or recommendation of the Board or any committee of the Board of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any transaction involving any Acquisition Proposal other than the Merger pursuant to the terms of this Agreement (an “Alternative Transaction”), or (iii) cause the Company to enter into any letter of intent, term sheet, agreement in principle, acquisition agreement or similar agreement, understanding or arrangement (each, an “Acquisition Agreement”) related to any Alternative Transaction.

Notwithstanding the foregoing, if the Board reasonably determines in good faith, after it has received a Superior Proposal in compliance with its obligations under this Section 4.2(b) and after taking into consideration the advice from independent outside counsel with respect to its fiduciary duties to the Company’s stockholders under applicable law, the Board may (subject to this and the following sentences) (A) inform the Company’s stockholders that it no longer believes that the Merger is advisable and no longer recommends approval (a “Subsequent Determination”), (B) withdraw, modify or qualify its recommendation, and (C) approve or recommend a Superior Proposal and enter into, or cause the Company or any Subsidiary to enter into, an Acquisition Agreement with respect to a Superior Proposal, but only at a time that is after the fifth (5th) business day (or the third (3rd) business day, in the case of a material amendment to a Superior Proposal) following Parent’s receipt of written notice advising Parent that the Board is prepared to accept a Superior Proposal. In the event that the Board takes any of the actions described in the preceding sentence, the Company shall be deemed to have terminated this Agreement pursuant to Section 8.1(g) and shall be obligated to pay to Parent the amounts set forth in Section 8.2. Such written notice shall specify the material terms and conditions of such Superior Proposal (and include a copy thereof with all accompanying documentation, if in writing) and state that the Board intends to make a Subsequent Determination. During such five (5) business day period (or three (3) business day period in the case of a material amendment), the Company shall provide an opportunity for Parent to propose such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation to its stockholders without a Subsequent Determination.

For purposes of this Agreement, a “Superior Proposal” means any bona fide proposal or offer in writing with respect to (i) the sale of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole or (ii) the acquisition by merger or otherwise of outstanding equity securities representing seventy-five percent (75%) or more of the voting power of the Company, made by a third party that the Board reasonably determines in its good faith judgment (based on, among other things, the advice of an independent financial advisor) to be (i) more favorable to the Company’s stockholders than the Merger from a financial point of view and (ii) reasonably likely to be consummated on the terms set forth in the Acquisition Proposal.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Meeting of Shareholders. The Company shall take all action necessary in accordance with the TBCA and the Company Charter Documents to convene a meeting of the Shareholders for the purpose of voting upon the approval of the Merger, this Agreement and the transactions contemplated hereby (the “Shareholders’ Meeting”), to be held as promptly as practicable after the date hereof. In connection therewith, the Company shall prepare a proxy statement for the Shareholders’ Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) that shall include a statement to the effect that the Board of Directors of the Company has recommended that the Shareholders vote in favor of and adopt and approve this Agreement at the Shareholders’ Meeting. The Proxy Statement shall specify that approval of this Agreement shall constitute approval by the Shareholders of: (A) the escrow and the deposit of the Escrow Amount and the Expense Reserve; and (B) in favor of the appointment and indemnification of the Shareholder Representatives, under and as defined in this Agreement. The Company shall consult with Parent regarding the date of the Shareholders’ Meeting and shall not postpone or adjourn (other than for absence of a quorum or in connection with the termination of the Agreement in accordance with its terms) the Shareholders’ Meeting without the consent of Parent (which shall not be unreasonably withheld). The Company shall use its commercially reasonable best efforts to obtain the consent or approval by vote of its Shareholders sufficient to approve this Agreement and to enable the Closing to occur as promptly as practicable, but the Company shall not be required to hire solicitation agents or have its personnel travel outside Austin, Texas and surrounding areas to solicit such approval. The Company shall give the Shareholders sufficient notice such that no Shareholder will be able to exercise dissenters’ rights if such Shareholder has not perfected such dissenters’ rights prior to Closing, pursuant to Articles 5.11 through 5.13 of the TBCA. The Company may postpone once such Shareholders’ Meeting, but not for a period exceeding ten (10) calendar days, in the event the Company receives a Superior Proposal within the ten (10) business day period immediately preceding the date of the Shareholder Meeting; provided that the Company may not postpone the Shareholder Meeting more than once with respect to any specific Superior Proposal.

5.2 Access to Information. Upon prior notice, the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during the period from the date hereof and prior to the Effective Time to (i) all of the Company’s and its Subsidiaries’ properties, books, contracts, commitments and records, including without limitation, access to any real property (leased or owned) for the purpose of conducting an environmental audit or assessment that may include soil, groundwater, or Hazardous Materials sampling in instances where Parent reasonably believes such work is necessary or desirable to identify the presence or absence of Hazardous Materials, (ii) other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Parent may reasonably request, and (iii) all Employees of the Company identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof. On or before the Closing Date, the Parent shall deliver to the Company a schedule identifying Losses of which Parent has actual knowledge as of the Closing Date (the “Schedule of Losses”); provided that the production by the Company during due diligence of any documents or other materials (or the possession thereof by Parent or its agents) shall not create a presumption that Parent had such knowledge.

5.3 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.2 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the non-disclosure agreement effective as of March 7, 2003 (the “Confidentiality Agreement”) between the Company and Austin Ventures LP.

5.4 Expenses. If the Merger is not consummated, all fees, expenses and costs incurred in connection with the Merger, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties (“Third-Party Expenses”), incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses. Notwithstanding the foregoing, if the Merger is consummated, the Third-Party Expenses identified on the Schedule of Transaction Expenses attached hereto, subject to the limitations thereon (collectively, the “Transaction Expenses”), shall reduce the Stock Consideration to the extent specified in such Schedule.

5.5 Public Disclosure. No party shall issue any statement or communication to any third party (other than their respective agents, stockholders and, with respect to Parent, its stockholders and their investors) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other party, which consent shall not be unreasonably withheld; provided, however, that Parent and the Company may disclose the terms and existence of this Agreement (i) to prospective sources of financing for Parent and their respective agents and representatives, (ii) to prospective sources of insurance and their respective agents and representatives, (iii) to personal attorneys for members of Company management, (iv) in connection with the solicitation of third party consents, and (iv) in connection with the solicitation of Voting Agreements from Shareholders.

5.6 HSR; Mexican Federal Law on Economic Competition. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement. Within three (3) business days after the execution of this Agreement, to the extent not already filed, each of the Company and Parent shall file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) the Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of applicable jurisdictions, as agreed to by the parties. As soon as practicable after the execution of this Agreement, to the extent not already filed, the Parent shall file with the Comision Federal de Competencia (“FCC”) the Notification Forms relating to the transactions contemplated herein as required by the Federal Law on Economic Competition. The Company and Parent each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ, the FCC or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate.

5.7 Notification of Certain Matters. Each party hereto shall give prompt notice to the other party hereto (either Parent or the Company, as appropriate) of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, and (b) any failure of such party to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not (i) limit or otherwise affect any remedies available to the party receiving such notice or (ii) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure pursuant to this Section 5.7, however, shall be deemed to amend or supplement the Company Disclosure Schedules or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

5.8 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.

5.9 Employee Benefits Matters. For a period beginning on the Closing Date and ending no earlier than December 31, 2003, Parent shall provide, or cause to be provided, to employees of the Company and the Subsidiaries who continue employment with Parent or any of its subsidiaries (“Continuing Employees”) benefits that are, in the aggregate, substantially similar to or more favorable than the benefits provided to each of the Continuing Employees immediately prior to the Closing Date. During such period, Parent shall, to the extent allowed by law, (i) cause Continuing Employees to be credited with service with the Company and its predecessors for purposes of eligibility and vesting under any employee benefit plan or program (other than stock option or other equity incentive plans that Parent may implement from time to time) established or maintained by Parent for the benefit of the Continuing Employees, (ii) cause its health and welfare plans to waive any pre-existing condition exclusions (to the extent such exclusion was waived under applicable health and welfare plans offered to the Continuing Employees by the Company) in respect of Continuing Employees (and their beneficiaries and dependants) and (iii) grant full credit to Continuing Employees (and their beneficiaries and dependants) for contributions, deductibles, co-payments and other attributes of participation in the Company’s health and welfare plans prior to Closing; provided, however, that if such insurance is not readily available on commercially reasonable terms, the Company shall be required to obtain only such insurance as is readily available on reasonable terms. Except to the extent otherwise agreed to with an affected employee, the Surviving Corporation shall honor its obligations under the COC Letters. Nothing in this Section 5.9 shall be construed to entitle any Continuing Employee to continue his or her employment with Parent or any of its subsidiaries.

5.10 Director and Officer Indemnification.

(a) From and after the Effective Time, Parent will, or will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of Company Charter Documents and any indemnification agreements between Company and each of its directors and officers existing prior to the Effective Time. The Articles of Incorporation and Bylaws of the Surviving Corporation will contain the provisions with respect to exculpation and indemnification set forth in the Company Charter Documents prior to the Effective Time, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder with respect to any claims that arise or are related to events occurring prior to the Effective Time of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of Company, unless such modification is required by law. This Section 5.10 shall survive any termination of this Agreement following the consummation of the Merger and is intended to benefit Company, Parent, the Surviving Corporation and the indemnified parties, and will be binding on all successors (whether by merger or the purchase of assets) and assigns of the Company, Parent and the Surviving Corporation.

(b) Without limiting the foregoing, in the event any such indemnified party is or becomes involved in any action, proceeding or investigation based on the fact that such person is or was a director, officer or employee of the Company or any Subsidiary, whether or not pertaining to any matter existing or occurring prior to the Effective Time, and whether or not asserted or claimed prior to, or at or after, the Effective Time, including actions, proceedings or investigations based on the transactions contemplated by this Agreement, Parent will, or will cause the Surviving Corporation to, pay as incurred such indemnified party’s reasonable legal and other expenses (including the cost of any investigation and preparation) reasonably incurred in connection therewith, subject to the provision by such indemnified party of an undertaking to reimburse such payments in the event of a final determination by a court of competent jurisdiction that such indemnified party is not entitled thereto. Parent shall, or will cause the Surviving Corporation to, pay all expenses, including attorneys’ fees, that are reasonably incurred by any indemnified party in enforcing the indemnity and other obligations provided for in this Section 5.10 or any action involving any such indemnified party resulting from the transactions contemplated by this Agreement to which such indemnified party is entitled to payment pursuant to this Section 5.10.

(c) Any determination to be made as to whether any such indemnified party has met any standard of conduct imposed by law shall be made by legal counsel reasonably acceptable to such indemnified party, Parent and the Surviving Corporation, retained at Parent’s or the Surviving Corporation’s expense.

(d) Notwithstanding anything in this Section 5.10 to the contrary, with respect to directors, officers or employees who continue after closing with Parent or the Surviving Corporation (or any Subsidiary thereof), their rights to indemnification with respect to periods after the Closing Date will be determined by the Certificate of Incorporation and Bylaws of the Parent and any indemnification agreements between such persons and Parent, without reference to this Section 5.10.

(e) In the event Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.10. In the event the Surviving Corporation transfers all or substantially all of its assets, in a single transaction or in a series of transactions, Parent will either guarantee the indemnification obligations referred to in Section 5.10(a) hereof or take such other action as will ensure that the ability of the Surviving Corporation to satisfy such indemnification obligations will not be diminished in any material respect.

5.11 Service Agreement. The Company shall cause the appointment of up to three Shareholder Representatives and cause each such person to execute and deliver to Parent the Service Agreement no later than five business days prior to Closing.

5.12 Notices and Consents. The Company will use it commercially reasonable best efforts to (i) give required notices to third-parties, (ii) obtain any consents, waivers and approvals as set forth on the Schedule of Consents, Waivers and Approvals attached hereto and (iii) take any actions reasonably required by any third-party in connection with the matters contemplated in this Agreement.

5.13 RAI Agreement. Parent agrees not to amend the RAI Agreement prior to the Effective Time without the written consent of the Company, nor after the Effective Time without the written consent of the Shareholder Representatives; provided, however, that Parent may terminate the RAI Agreement at any time prior to consummation of the RAI Acquisition without the Company’s consent. Parent and Sub agree not to merge Sub into RAI. Sub shall, and Parent agrees to cause Sub to, assign Sub’s rights to the RAI Agreement to another wholly owned subsidiary of Parent organized solely for the purpose of consummating the RAI Acquisition. Parent and Sub agree not to consummate the RAI Acquisition until Parent reasonably anticipates that all of the conditions to the Merger set forth in Article VI below will be either satisfied or waived promptly following the closing of the RAI Acquisition and that the Merger will be closed promptly thereafter. Parent agrees not to merge RAI into the Surviving Corporation during the 24-month period following Closing.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company, Parent and Sub to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the Shareholders by the requisite vote under the TBCA and the Company Charter Documents.

(b) HSR Act. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

(c) Government Approvals. The Company and its Subsidiaries and Parent and Sub shall have timely obtained from each Governmental Entity all approvals, waivers and consents (including the satisfaction of any applicable waiting period), if any, necessary for consummation of or in connection with the Merger and the other transactions contemplated by this Agreement.

(d) No Injunctions or Restraints; Illegality. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) and no other legal or regulatory restraint or prohibition shall be in effect, in either case, which has the effect of making the Merger illegal or otherwise preventing the consummation of the Merger.

(e) Third-Party Consents. The Company shall have received all consents, waivers and approvals with respect to the transactions contemplated by this Agreement as set forth on the Schedule of Consents, Waivers and Approvals attached hereto.

6.2 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may only be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Sub contained in this Agreement shall be true and correct in all material respects, in each case, as of the date of this Agreement and on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except for representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date).

(b) Covenants. Parent shall have performed and complied in all material respects with each covenant and obligation under this Agreement required to be performed and complied with by Parent prior to or as of the Closing.

(c) Paying Agent. The aggregate Stock Consideration plus the Exercised Aggregate Exercise Price (minus the Escrow Amount, the Expense Reserve and the RAI Consideration) shall have been deposited with the Paying Agent, and the Parent shall have signed and delivered a counterpart of the Paying Agent Agreement in a form reasonably acceptable to Parent, the Company and the Paying Agent.

(d) Escrow Agreement. The Escrow Amount shall have been deposited with the Escrow Agent, and the Parent shall signed and delivered a counterpart of the Escrow Agreement in the form attached hereto as Exhibit C (the “Escrow Agreement”).

(e) Expense Reserve. The Expense Reserve shall have been deposited in the account specified by the Shareholder Representatives pursuant to Section 6.3(m).

(f) Certificate of Parent. The Company shall have received a certificate executed on behalf of Parent by a duly authorized officer of Parent to the effect that, as of the Closing, the conditions to the obligations of the Company set forth in Sections 6.2(a) and 6.2(b) hereof have been satisfied.

6.3 Conditions to the Obligations of Parent and Sub. The obligation of Parent and Sub to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Sub:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects, in each case, as of the date of this Agreement and on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date, except (a) for representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date) and (b) for changes contemplated by this Agreement or approved in writing by Parent.

(b) Covenants. The Company shall have performed and complied in all material respects with each covenant and obligation under this Agreement required to be performed and complied with by the Company prior to or as of the Closing.

(c) Litigation. There shall be no action, suit, claim or proceeding of any nature pending or threatened against Parent or the Company, their respective properties or any of their respective officers or directors, based upon, arising out of, or in any way connected with, the Merger or the other transactions contemplated by the terms of this Agreement or that could reasonably be expected to have a Company Material Adverse Effect unless expressly disclosed on Section 2.16 of the Company Disclosure Schedules.

(d) Financing. Parent shall have received financing proceeds in the amount $40 million on the terms set forth in the Financing Commitments, provided that this Section 6.3(d) shall be deemed waived if Parent is unable to receive such financing proceeds other than as a result of (i) a condition in the Financing Commitments not being satisfied or (ii) a lender’s failure or refusal to provide the financing on the terms set forth in the Financing Commitments.

(e) Resignations. The directors of the Company and the managers of Staktek GP, LLC in office immediately prior to the Effective Time shall have resigned as directors unless otherwise provided in separate employment agreements between any such individual and Parent.

(f) No Material Adverse Change. Since the date of this Agreement, there shall not have occurred any change in the financial condition, properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of the Company, taken as a whole, that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

(g) Insurance. The Parent shall have been issued an insurance policy on terms reasonably acceptable to Parent covering breaches by the Company of its representations and warranties in this Agreement and having aggregate insurance proceeds of at least $6,375,000, and such insurance policy shall be in full force and effect.

(h) Employment Agreements. The Key Employees shall have entered into employment agreements with Parent and such agreements shall be in full force and effect.

(i) Legal Opinions. Parent shall have received a legal opinion from Fulbright & Jaworski L.L.P., substantially in the form attached hereto as Exhibit D. Parent shall have received a legal opinion from Martin, Drought & Torres LLP in the form attached hereto as Exhibit E.

(j) Escrow Agreement. The Shareholder Representatives shall have delivered a signed counterpart to the Escrow Agreement and such Escrow Agreement shall be in full force and effect without amendment or modification thereto.

(k) Minimum Cash Balances. The Company shall have cash, cash equivalents and short-term investments (determined in accordance with GAAP), of at least $32.5 million as of the Closing Date (less the amount of any Transaction Expenses previously paid).

(l) Acknowledgements. The Company shall have received a fully-executed Acknowledgement from each holder of a Company Option (other than Company Options exercised in full prior to the Closing) and each such Acknowledgement shall be in full force and effect without amendment or modification thereto.

(m) Expense Account. The Shareholder Representatives shall have provided in writing to Parent and the Company the account information into which the Expense Reserve shall be deposited at Closing.

(n) Mexican Waiting Period. All waiting periods, if any, under the Federal Law of Economic Competition of Mexico relating to the transactions contemplated hereby shall have expired or been terminated.

(o) Certificates of Good Standing. The Company shall have provided Parent certificates from the Secretary of State of the State of Texas, and from each other jurisdiction in which the Company or any Subsidiary is qualified to do business, as to the Company’s or Subsidiary’s, as applicable, good standing, payment of all applicable Taxes and existence in each such jurisdiction.

(p) Certificate of the Company. Parent shall have received a certificate, validly executed by the Chief Executive Officer of the Company for and on its behalf, to the effect that, as of the Closing, the conditions to the obligations of Parent and Sub set forth in Sections 6.3(a), 6.3(b), 6.3(c), 6.3(f) and 6.3(j) hereof have been satisfied (unless otherwise waived in accordance with the terms hereof).

ARTICLE VII

SURVIVAL; INDEMNIFICATION AND ESCROW; SHAREHOLDER REPRESENTATIVE

7.1 Survival. The representations and warranties of the Company contained in (i) this Agreement (including in the Company Disclosure Schedules), (ii) the certificate delivered pursuant to Section 6.3(i) hereof, and (iii) any other agreement executed by the Company in connection with this Agreement shall survive until the date that is twenty-four (24) months following the Closing Date (the “Survival Date”).

After the Closing, the indemnity provisions contained in Section 7.2 shall be the Indemnified Parties’ sole and exclusive remedy for breaches of this Agreement or for fraud, willful misconduct or intentional misrepresentation by Staktek. The Indemnified Parties shall not be entitled to make a claim based on fraud or intentional misrepresentation at any time after the Survival Date. Nothing in this Section 7.1 shall effect, modify, limit or reduce the right of the Parent to pursue a remedy from any insurance policies procured by Parent to insure against any breaches of such representations and warranties (the “Insurance Policies”) throughout the terms thereof. The representations and warranties of Parent and Sub contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate at the Closing.

7.2 Indemnification and Escrow Arrangements.

(a) Indemnification. Subject to the other provisions of this Article VII, the Shareholders and the holders of Company Options (collectively, the “Indemnifying Parties”) shall indemnify, defend and hold harmless the Parent and its employees, directors, officers, representatives and affiliates, including the Surviving Corporation (but excluding the current officers, directors and employees of the Company), after the Effective Time (each an “Indemnified Party” and collectively, the “Indemnified Parties”), from and against, and pay or reimburse, as the case may be, the Indemnified Parties for, any and all losses, claims, liabilities, damages, judgements, fines, penalties, deficiencies, costs and expenses, including the reasonable fees and expenses of attorneys, accountants and other professionals, and the cost of investigation incurred in defending against or settling such losses, claims, liabilities, damages, judgments, fines, penalties, deficiencies, costs and expenses (each, a “Loss” and collectively, “Losses”) paid, incurred, accrued or sustained by the Indemnified Parties, or any one of them, directly or indirectly, based upon, arising out, in connection with or as a result of:

(i) any breach or inaccuracy of a representation or warranty of the Company contained in (A) this Agreement (including the Company Disclosure Schedules), (B) the certificate delivered pursuant to Section 6.3(i) hereof or (C) any other agreement executed by the Company in connection with this Agreement;

(ii) any failure by the Company prior to the Closing to perform or comply with any covenant or other agreement applicable to it contained in this Agreement or any other agreement executed by the Company in connection with this Agreement that has not been waived in writing by Parent or Sub;

(iii) any breach by the Shareholder Representatives of the Escrow Agreement.

In the event that the RAI Acquisition occurs, each Loss for which indemnification is sought pursuant to this Article VII shall be reduced by the related RAI Loss Adjustment. There shall be no right of contribution from the Surviving Corporation or Parent with respect to any Loss claimed by an Indemnified Party. Notwithstanding anything to the contrary contained herein, for purposes of this Section 7.2, the term “Losses” shall not include amounts that are reimbursed or to be reimbursed by insurance carried by the Company or the Surviving Corporation (other than the Insurance Policies) or any special or punitive damages of any nature except to the extent an Indemnified Party becomes obligated to pay special or punitive damages to a third party based upon, arising out of, in connection with or as a result of Sections 7.2(a)(i) through 7.2(a)(iii) above. No Indemnified Party may recover for a Loss to the extent a Loss reduces Working Capital and the Parent recovers in respect of such Loss through a reduction in Stock Consideration by a Working Capital Deficiency. “Losses” as used herein is not limited to matters asserted by third parties, but includes Losses incurred or sustained by an Indemnified Party in the absence of claims by a third party. The Losses of the Indemnified Parties shall be without duplication

(e.g., if Parent is reimbursed for a Loss, the Surviving Corporation or other Indemnified Parties would not be reimbursed for the same Loss as suffered by the Parent and could only be indemnified for additional incremental Losses such as additional expenses or damages). Only Austin Ventures (or a person or entity designated in writing by Austin Ventures) may bring a claim pursuant to this Section 7.2 to recover for Losses that are economic losses of the Surviving Corporation.

(b) Limitations on Indemnification. The Indemnified Parties shall not be entitled to make a claim for indemnification based on Section 7.2(a) or Section 7.2(c) hereof until the Losses claimed exceed $250,000 in the aggregate (the “Basket Amount”), in which case the Indemnified Parties shall be entitled to recover all Losses so identified, excluding the initial $250,000, up to the Escrow Amount (subject to Section 7.2(d)) in accordance with the terms of this Agreement. Notwithstanding the foregoing, this Section 7.2(b) shall not prohibit Parent from seeking and obtaining recourse against any Shareholder with respect to representations made individually by such Shareholder with respect to ownership of the Company Common Stock; provided that Parent may not seek or obtain recourse from any Shareholder other than the Shareholder making such representations.

(c) Third-Party Claims.

(i) Procedures. In the event that, prior to the Survival Date, any demands or claims are asserted against an Indemnified Party or any actions, suit or proceedings are commenced against an Indemnified Party by a Person who is not an Indemnified Party for which the Shareholders are obligated to indemnify such Indemnified Party under Section 7.2(a) hereof (a “Third-Party Claim”), then Parent or the Indemnified Party shall give written notice thereof to the Escrow Agent and the Shareholder Representatives pursuant to Section 7.2(d) hereof. Failure to furnish written notice to the Shareholder Representatives or the Escrow Agent of a Third-Party Claim shall not release the Indemnifying Parties from their obligations hereunder, except to the extent they are actually prejudiced by such failure. The Indemnified Party shall undertake control of the defense of such Third-Party Claim by counsel of the Indemnified Party’s choosing reasonably acceptable to the Shareholder Representatives. The Indemnified Party and the Shareholder Representatives shall cooperate with each other in all reasonable respects in connection with the defense of any such demand, claim, action, suit or proceeding, including make available records relating to such claim and furnishing employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense or for testimony as a witness in any proceeding relating to such demand, claim, action, suit or proceeding. The expenses of an Indemnified Party of defending any action, suit or proceeding shall be treated as Losses. The Shareholder Representatives shall be entitled to participate in the defense of any such action, with their counsel and at their own expense.

(ii) Settlement and Compromise. No Indemnified Party may settle or compromise any demands, claims, actions, suits or proceedings for which the Indemnified Parties have sought indemnification from the Indemnifying Parties without the prior written consent of a majority of the Shareholder Representatives, which consent shall not be unreasonably withheld or delayed.

(d) Sources of Remedy. Except as provided below, with regard to any claim for Losses incurred by an Indemnified Party pursuant to Section 7.2(a) or Section 7.2(c) hereof, such Indemnified Party shall seek indemnification solely from the Escrow Fund. Claims against the Escrow Fund shall be made prior to the Survival Date by the delivery of an Indemnification Notice to the Escrow Agent and the Shareholder Representatives and, in the event of a claim by an Indemnified Party other than Parent, to Parent, in each case pursuant to the terms of the Escrow Agreement. For the purposes hereof, “Indemnification Notice” shall mean a certificate signed by the Indemnified Party (and, in the case of a claim by Parent, by an individual identified on the Certificate of Incumbency attached to the Escrow Agreement (i) identifying the Indemnified Party and stating the basis upon which such person or entity is an Indemnified Party, (ii) stating that an Indemnified Party has paid, sustained, incurred or accrued, or anticipates that it will have to pay, sustain, incur or accrue Losses, (iii) specifying reasonably the facts pertinent to such indemnification claim and the individual items of Losses included in the amount so stated and, in the case of anticipated Losses, the basis for such anticipated liability, and (iv) certifying that the Indemnification Notice has been given to Parent (if Parent is not the Indemnified Party making the claim) and each of the Shareholder Representatives in accordance with the terms of the Escrow Agreement. Notwithstanding the foregoing, with respect to any Losses paid, incurred, accrued or sustained by the Indemnified Parties, or any one of them, to the extent directly or indirectly based upon, arising out, in connection with or as a result of the fraud, willful misconduct or intentional misrepresentation of the Company, an Indemnified Party shall not be limited to the Escrow Fund but shall seek remedy first from the Escrow Fund (but only on or before the Survival Date), second from the Insurance Policies, and third, with respect to claims made on or before the Survival Date and not satisfied by an Insurance Policy, directly from the Indemnifying Parties; provided that each Indemnifying Party’s liability with respect thereto shall be limited to such person’s pro rata share thereof based on such Indemnifying Party’s pro rata ownership of the Company immediately prior to Closing (assuming full exercise of all outstanding Company Options having an exercise price of less than $63.00 per share). In no event shall the Indemnified Parties be able to recover in the aggregate directly from any Indemnifying Party more than the Stock Consideration actually received by such Indemnifying Party. After the Closing, RAI shall be liable pursuant to this Section 7.2(d) whether or not the RAI Acquisition is consummated, and in the event that the RAI Acquisition occurs, for purposes of determining its liability pursuant to this Section 7.2(d), RAI will be deemed to have received the RAI Consideration.

(e) Objections to Claims for Indemnification. The Shareholder Representatives or Parent (if Parent is not the Indemnified Party making the claim) (an “Objecting Party”) may make a written objection (“Objection”) to any claim for indemnification. The Objection shall be delivered to the Indemnified Party, the Escrow Agent and the Shareholder Representatives or Parent, as applicable, within twenty (20) days after delivery of the Indemnification Notice to the Shareholder Representatives and Parent, if applicable.

(f) Resolution by the Parties. The Objecting Party and the Indemnified Party shall attempt in good faith to resolve any claim for indemnification to which an Objection is made. If the parties are able to resolve any such claim for indemnification, they shall prepare and sign a memorandum setting forth such agreement and furnish it to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute an amount from the Escrow Fund in accordance with the terms thereof.

(g) Arbitration. If the Indemnified Party and an Objecting Party are unable to resolve a claim for indemnification to which an Objection has been made within thirty (30) days after delivery of the Objection to the Indemnified Party (as such period may be extended by mutual agreement between the parties), either party may serve the other with a written demand for arbitration within ten (10) days of the expiration of such 30-day period, whether or not a court action has been commenced by any party relating to such dispute, and such demand for arbitration shall be binding on the parties. Such arbitration shall be held in Austin, Texas and shall be conducted before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The decision of the arbitrator regarding any claim for indemnification to which an Objection has been made shall be binding and conclusive. The parties agree to complete such arbitration as expeditiously as reasonably possible.

7.3 Shareholder Representatives.

(a) Each of the Shareholder Representatives is hereby appointed as agent and attorney-in-fact, for and on behalf of each Indemnifying Party, to give and receive notices and communications related to claims for Losses, to authorize payment to the order of an Indemnified Party from the Escrow Fund in satisfaction of claims by an Indemnified Party, to object to and defend against such claims, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Shareholder Representatives for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Indemnifying Parties from time to time upon not less than 30 days prior written notice to Parent; provided, however, that a Shareholder Representative may not be removed unless holders of a sixty percent (60%) interest in the Escrow Fund agree to such removal; provided that if such removal results in there being no Shareholder Representatives, then the removal shall not be effective until the Shareholders shall have appointed a substituted agent. A Shareholder Representative may resign at any time upon thirty (30) days advance notice to Parent, the Escrow Agent and the other Shareholder Representatives. A vacancy in a position of Shareholder Representative may be filled by holders of sixty percent (60%) interest in the Escrow Fund. No bond shall be required of the Shareholder Representatives, and the Shareholder Representatives shall not receive any compensation for their services. Notices or communications to or from the Shareholder Representatives shall constitute notice to or from the Indemnifying Parties. Only actions taken by a majority of the Shareholder Representatives shall be deemed as actions taken by the Shareholder Representatives in connection with the obligations set forth in this Agreement.

(b) The Shareholder Representatives shall not be liable for any act done or omitted hereunder as representatives of the Indemnifying Parties while acting in good faith even though such act or omission constitutes negligence on the part of such Shareholder Representative. The Shareholder Representatives may engage attorneys, accountants and other professionals and experts. Each Shareholder Representative may in good faith rely conclusively on information, reports, statements, opinions, including financial statements, about the Company, the Surviving Company or another Person, that were prepared or presented by (i) one or more officers or employees of the Company or Surviving Company, or (ii) legal counsel, public accountants, investment bankers or other Persons as to matters the Shareholder Representative believes in good faith are within the Person’s knowledge, professional or expert competence. Any action taken by a Shareholder Representative based on such reliance shall be deemed conclusively to have been taken in good faith and in full satisfaction of the duties of such Shareholder’s Representative’s duties. The Indemnifying Parties on whose behalf the Escrow Amount was contributed to the Escrow Fund shall indemnify the Shareholder Representatives and hold the Shareholder Representatives harmless against any loss, liability or expense incurred without bad faith on the part of the Shareholder Representative and arising out of or in connection with the acceptance or administration of the Shareholder Representatives’ duties hereunder, including the Shareholder Representatives’ obligations to the Escrow Agent hereunder and the reasonable fees and expenses of any legal counsel retained by the Shareholder Representatives. The Shareholder Representatives have only the duties expressly stated in this Agreement and the Escrow Agreement, and shall have no other duty, express or implied. The Shareholder Representatives are not fiduciaries of the Indemnifying Parties. The Shareholder Representatives have no responsibility or liability for any representation, warranty or covenant of the Company, the Surviving Company, the Parent or the Sub except, if applicable, in their capacity as Indemnifying Parties.

(c) A decision, act, consent or instruction from a majority of the Shareholder Representatives, including an amendment, extension or waiver of this Agreement pursuant to Section 8.3 and Section 8.4 hereof, shall constitute a decision of the Indemnifying Parties and shall be final, binding and conclusive upon the Indemnifying Parties, and the Escrow Agent and the Indemnified Party may rely upon any such decision, act, consent or instruction of a majority of the Shareholder Representatives as being the decision, act, consent or instruction of the Indemnifying Parties. The Escrow Agent and Indemnified Party are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representatives. Notwithstanding any other provision in this Agreement or the Escrow Agreement, the Shareholder Representatives shall have no authority to (a) bind any former Shareholder or holder of Company Options to any liability that is not satisfied solely from the Escrow Fund and the Expense Reserve or (b) to change or agree to change any provision of this Article VII or of the Escrow Agreement in any manner adverse to any former Shareholder or holder of Company Options without, in either case, the express written consent of such affected former Shareholder or holder of Company Options.

(d) The Shareholder Representatives shall have reasonable access to information about the Surviving Company and the reasonable assistance of the Surviving Company’s officers and employees for the purpose of performing its duties and exercising its rights hereunder, provided that the Shareholder Representatives shall treat confidentially and not disclose any nonpublic information from or about the Surviving Company to anyone (except on a need to know basis to counsel, witness and experts necessary to perform their duties hereunder who agree to treat such information confidentially).

(e) According to the terms of the Escrow Agreement, the Shareholder Representatives shall be entitled to withhold from and use to pay their expenses, interest earned on the Escrow Fund and from amounts to be distributed from the Escrow Fund to the Indemnifying Parties a portion of the Escrow Fund that is equal to the reasonable estimated expenses to be incurred by the Shareholder Representatives as specified in a Certificate to be delivered to the Escrow Agent. The Shareholder Representatives shall be entitled to disburse from the Expense Reserve money for expenses incurred by the Shareholder Representatives in the performance of their duties.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. Except as provided in Section 8.2 hereof, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a) by mutual consent duly authorized by the board of directors of the Company and Parent;

(b) by Parent or the Company if: (i) the Effective Time has not occurred before 5:00 p.m. (Austin time) on September 15, 2003; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Effective Time to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

(c) by Parent or the Company if: (i) there shall be a final non-appealable order of a court of competent jurisdiction in effect preventing consummation of the Merger, or (ii) there shall be any statute, rule, regulation, or administrative decision, order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

(d) by Parent, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) hereof would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if any such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company through the exercise of reasonable efforts, then Parent may not terminate this Agreement under this Section 8.1(d) prior to the end of a 30-day period following such breach (or inaccuracy arising), provided the Company continues to exercise reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(d) if such breach by the Company is cured prior to the end of such period);

(e) by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Parent or Sub set forth in this Agreement, or if any representation or warranty of Parent or Sub shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) hereof would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if any such inaccuracy in Parent’s or Sub’s representations and warranties or breach by Parent or Sub is curable by Parent through the exercise of its reasonable efforts, then the Company may not terminate this Agreement under this Section 8.1(e) prior to the end of a 30-day period following such breach (or inaccuracy arising), provided Parent continues to exercise reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(e) if such breach by Parent is cured prior to the end of such period);

(f) by Parent or the Company, if this Agreement and the Merger shall not have been approved by the requisite votes or consents, as applicable, of the Company’s shareholders in accordance with the TBCA at any meeting (or any adjournment thereof) convened for the purpose of taking a vote with respect to the Merger or in any solicitation of shareholder written consents with respect to the Merger; provided that the Company may not terminate pursuant to this Section 8.1(f) if the Company is in material breach of its obligations under Section 5.1;

(g) by the Company, in accordance with Section 4.2(b) hereof, subject to the notice provisions therein and the payment of the Termination Fee provided in Section 8.2 hereof; or

(h) by the Company, subject to the payment of the Parent Transaction Expenses as provided in Section 8.2 hereof, if the estimated Losses associated with the claims identified on the Schedule of Losses would reasonably be expected to exceed $1.75 million in the aggregate.

(i) by the Parent or Company, subject to the payment of the Parent Transaction Expenses as provided in Section 8.2 hereof, if the Cash Equivalents are less than $32.5 million (less the amount of any Transaction Expenses previously paid) and the Working Capital Deficiency exceeds $2 million; provided, however, that the Company may not terminate pursuant to this Section 8.1(i) if the Working Capital Deficiency exceeds $2 million and Parent agrees in writing to limit the reduction of the Stock Consideration to $2 million of Working Capital Deficiency.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 hereof, (i) each party shall return all documents, work papers and other material of any other party provided by such other party in connection with this Agreement and the proposed Merger, whether so provided before or after the execution hereof, to the party that provided such documents, work papers and other material and (ii) this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub, the Company or their respective officers, directors, employees, agents, consultants, representatives or stockholders (in their respective capacities as such), if applicable; provided that each party hereto shall remain liable for any willful breach of this Agreement prior to its termination; and provided further, that the provisions of Sections 5.3 and 5.4 hereof, Article IX hereof and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII. If the Company terminates this Agreement pursuant to Section 8.1(g) hereof, then the Company shall pay, or cause to be paid to Parent, at the time of termination, a termination fee in the amount of $3,000,000 (the “Termination Fee”), payable by wire transfer in immediately available funds, as liquidated damages and not as a penalty, to reimburse Parent for its time, expense and lost opportunity costs of pursuing the Merger and the other transactions contemplated hereby, and the right to receive such amount shall be the exclusive remedy of Parent and Sub in connection with such termination. If the Company terminates this Agreement pursuant to Sections 8.1(h) or 8.1(i) hereof, then the Company shall pay, or cause to be paid to Parent, an amount equal to all Third-Party Expenses incurred by Parent in connection with the transactions contemplated by this Agreement (“Parent Transaction Expenses”), payable by wire transfer in immediately available funds within three (3) business days following Parent’s providing the Company an invoice therefor.

8.3 Amendment. Prior to the Effective Time, the parties hereto may only amend this Agreement at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. On or after the Effective Time, this Agreement may only be amended or modified by a writing signed by the Parent and a majority of the Shareholder Representatives; provided that Parent may not amend or modify this Agreement or the Escrow Agreement in any manner adverse to Austin Ventures without, in either case, the express written consent of Austin Ventures. For purposes of this Section 8.3 and subject to Section 7.3(c), the Indemnifying Parties agree that any amendment of this Agreement signed by the Shareholder Representatives after the Effective Time shall be binding upon and effective against the Indemnifying Parties whether or not they have signed such amendment. Any amendment or waiver not effected in accordance with this Section 8.3 shall be null and void.

8.4 Extension; Waiver. At any time prior to the Effective Time, Parent and the Company may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. At any time on or after the Effective Time, the Parent and the Shareholder Representatives may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 8.4, the Indemnifying Parties agree that any extension or waiver signed by the Shareholder Representative shall be binding upon and effective against all Indemnifying Parties whether or not they have signed such extension or waiver. Any extension or waiver not effected in accordance with this Section 8.4 shall be null and void.

ARTICLE IX

GENERAL PROVISIONS

9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service to the appropriate address, mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until the date and time of acknowledged receipt at the appropriate address:

(a) if to Parent, to:

Staktek Holdings, Inc.

c/o Austin Ventures

300 West Sixth Street, Suite 2300

Austin, Texas 78701

Attention: Joseph C. Aragona

Facsimile No.: (512) 476-3952

with a copy (which shall not constitute notice) to:

Gray, Cary, Ware & Freidenrich LLP

1221 South MoPac Expressway, Suite 400

Austin, Texas 78746-6875

Attention: John J. Gilluly, Esq.

Facsimile No.: (512) 457-7001

(b) if to the Company, to:

Staktek Corporation

8900 Shoal Creek Blvd., Suite 125

Austin, Texas 78757

Attention: Chief Executive Officer

Facsimile No.: (512) 454-9409

with a copy (which shall not constitute notice) to:

Fulbright & Jaworski L.L.P.

600 Congress Ave., Suite 2400

Austin, Texas 78701

Attention: John C. Boehm, Esq.

Facsimile No.: (512) 536-4598

(c) if to a Shareholder Representative, to the address set forth on the Service Agreement for such Shareholder Representative for delivery of notices and other communications thereto:

9.2 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No disclosure in the Company Disclosure Schedules shall be deemed to be an admission or representation as to the materiality of the item disclosed.

9.3 Counterparts. This Agreement may be executed in one or more counterparts and may be delivered by facsimile transmission, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart and that the Escrow Agent need not sign this Agreement for it to be effective among the other parties.

9.4 Entire Agreement; Assignment. This Agreement, the Confidentiality Agreement, one or more Service Agreements and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (ii) except with respect to Section 5.10, Section 8.3, Article VII, the Escrow Agreement and the Service Agreement, are not intended to confer upon any other person any rights or remedies hereunder, and (iii) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates so long as Parent remains obligated to perform those obligations required to be performed by Parent hereunder.

9.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6 GOVERNING LAW; VENUE. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. THE PARTIES (i) AGREE AND CONSENT TO THE JURISDICTION OF THE DISTRICT COURTS OF TRAVIS COUNTY, TEXAS, AND OF THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF TEXAS, (ii) ACKNOWLEDGE THAT SUCH COURTS SHALL CONSTITUTE PROPER AND CONVENIENT FORUMS FOR THE RESOLUTION OF ANY ACTIONS AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND (iii) AGREE THAT SUCH COURTS SHALL BE THE SOLE AND EXCLUSIVE FORUMS FOR THE RESOLUTION OF ANY ACTIONS AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF.

9.7 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

9.8 Attorneys’ Fees. Except as otherwise provided herein, if any action or other proceeding relating to the enforcement of any provision of this Agreement is brought by any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs, and disbursements (in addition to any other relief to which the prevailing party may be entitled).

9.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE X

DEFINITIONS

10.1 Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“2000 Plan” shall have the meaning set forth in Section 1.6(b) hereof.

“Acquisition Agreement” shall have the meaning set forth in Section 4.2(b) hereof.

“Acquisition Proposal” shall have the meaning set forth in Section 4.2(a) hereof.

“Aggregate Consideration” shall mean One Hundred Twenty-Seven Million Five Hundred Thousand Dollars and No/100 ($127,500,000.00).

“Agreement” shall have the meaning set forth in the preamble.

“Acknowledgement” shall have the meaning set forth in Section 1.6(b)(i) hereof.

“Alternative Transaction” shall have the meaning set forth in Section 4.2(b) hereof.

“Articles of Merger” shall have the meaning set forth in Section 1.2 hereof.

“Austin Ventures” shall mean Austin Ventures VIII, L.P. and Austin Ventures VII, L.P.

“Closing” shall have the meaning set forth in Section 1.2 hereof.

“Closing Date” shall have the meaning set forth in Section 1.2 hereof.

“Closing Per Share Consideration” shall mean the amount to be received per share of outstanding Company Common Stock computed as the difference between the Per Share Stock Consideration less (a) the Per Share Escrow Amount and (b) the Per Share Expense Reserve.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Sections 601 through 608 of ERISA.

“COC Letters” shall have the meaning set forth in Section 4.1(n) hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble hereof.

“Company Charter Documents” shall have the meaning set forth in Section 2.1 hereof.

“Company Common Stock” shall mean shares of common stock, $.01 par value per share, of the Company.

“Company Disclosure Schedules” shall have the meaning set forth in Article II hereof.

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other material arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has any liability or obligation.

“Company Financial Statements” shall have the meaning set forth in Section 2.7 hereof.

“Company Intellectual Property” shall mean any material Intellectual Property and Intellectual Property Rights, including the Company Registered Intellectual Property Rights, that are owned by, or exclusively licensed to, the Company.

“Company Material Adverse Effect” shall mean any change, event, effect fact or circumstance that is, or could reasonably be expected to be, materially adverse to (i) the business, assets (whether tangible or intangible), customer or supplier relations, employee relations, liabilities, condition (financial or otherwise), prospects, operations or results of operations of the Company, or (ii) the Company’s ability to consummate the transactions contemplated by this Agreement, except in each case any such change, event or effect resulting from (A) any changes in general economic or business conditions, (B) any changes or events affecting the chip industry in general so long as such changes or events do not have a materially disproportionate effect on the Company or (C) an act of war, terrorism or civil disorder.

“Company Options” shall mean all issued and outstanding options or other rights (including commitments to grant options or other rights) to purchase or otherwise acquire (by payment of consideration, conversion or otherwise) any Company Common Stock (whether or not vested) held by any person or entity.

“Company Products” shall have the meaning set forth in Section 2.11(a) hereof.

“Company Registered Intellectual Property Rights” shall have the meaning set forth in Section 2.11(b) hereof.

“Confidentiality Agreement” shall have the meaning set forth in Section 5.3 hereof.

“Conflict” shall have the meaning set forth in Section 2.5 hereof.

“Continuing Employees” shall have the meaning set forth in Section 5.9 hereof.

“Contract” or “Contracts” shall have the meaning set forth in Section 2.5 hereof.

“Copyrights” shall have the meaning set forth in the definition of Intellectual Property Rights.

“Current Balance Sheet” shall have the meaning set forth in Section 2.7 hereof.

“Dissenting Shares” shall have the meaning set forth in Section 1.7(a) hereof.

“DOJ” shall have the meaning set forth in Section 5.6 hereof.

“DOL” shall mean the United States Department of Labor.

“Effective Time” shall have the meaning set forth in Section 1.2 hereof.

“Employee” shall mean any current employee of the Company or any Subsidiary.

“Environmental Law” shall have the meaning set forth in Section 2.19(b) hereof.

“Equipment” shall have the meaning set forth in Section 2.10(d) hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“Escrow Agent” shall mean any a bank or trust company organized under the laws of the United States of America or of the State of California having (or if such bank or trust company is a member of a bank holding company, its bank holding company has) a combined capital and surplus of not less than US$500 million, appointed by the Company with the approval of Parent, which approval shall not be unreasonably withheld.

“Escrow Agreement” shall have the meaning set forth in Section 6.2(d) hereof.

“Escrow Amount” shall mean Twelve Million Two Hundred Fifty Thousand Dollars and No/100 ($12,250,000.00) minus the RAI Escrow Portion.

“Escrow Fund” shall mean the funds held by the Escrow Agent pursuant to the Escrow Agreement.

“Exercised Aggregate Exercise Price” shall mean the aggregate exercise price actually received by the Company upon the exercise of any Company Options between the date of this Agreement and immediately prior to the Effective Time.

“Expense Reserve” shall mean Five Hundred Thousand Dollars and No/100 ($500,000.00) set aside in an account controlled by the Shareholder Representatives as a source of money to pay their expenses.

“FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

“Fund” shall have the meaning set forth in Section 1.8(a) hereof.

“GAAP” shall mean United States generally accepted accounting principles consistently applied.

“Governmental Entity” shall have the meaning set forth in Section 2.6 hereof.

“Hazardous Material” shall have the meaning set forth in Section 2.19(a) hereof.

“Hazardous Material Activities” shall have the meaning set forth in Section 2.19(b) hereof.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“HSR Act” shall have the meaning set forth in Section 2.6 hereof.

“Indemnified Party” or “Indemnified Parties” shall have the meaning set forth in Section 7.2 hereof.

“Infineon Litigation” shall mean Staktek Group, L.P. v. Infineon Technologies, A.G., A03-CA-219 JN, and any other litigation, arbitration or other judicial, PTO or administrative proceeding between the Company or any of its affiliates and Infineon Technologies, A.G. or any of its affiliates in resolution of the claims alleged by the Company in Case No. A03-CA-219 JN.

“Insurance Policies” shall have the meaning set forth in Section 7.1 hereof.

“Intellectual Property” shall mean any or all of the following: (i) works of authorship, including computer programs, algorithms, routines, source code and executable code, whether embodied in software or otherwise, documentation, designs, files, records and data; (ii) inventions (whether or not patentable), improvements, and technology; (iii) proprietary and confidential information, including technical data and customer and supplier lists, trade secrets, know how and techniques; (iv) databases, data compilations and collections and technical data; (v) processes, devices, prototypes, schematics, bread boards, net lists, Mask Works, test methodologies and hardware development tools; and (vi) logos, trade names, trade dress, trademarks, service marks, World Wide Web addresses, uniform resource locators and domain names, tools, methods and processes.

“Intellectual Property Rights” shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models and applications therefore, and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures; (ii) all trade secrets and similar rights in know-how and confidential or proprietary information; (iii) all copyrights, copyright registrations and applications therefore, and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) all industrial designs and any registrations and applications therefore throughout the world; (v) mask works, mask work registrations and applications therefore, and all other rights corresponding thereto throughout the world (“Mask Works”); (vi) all rights in World Wide Web addresses, uniform resource locators and domain names and applications, and registrations therefore; and (vii) all rights in all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefore, and all goodwill associated therewith throughout the world (“Trademarks”).

“IRS” shall mean the United States Internal Revenue Service.

“Key Employees” shall mean James W. Cady, David G. Boone, Charles R. Earnhart, William D. Askins and Albert Saucedo.

“Knowledge” means, with respect to any party hereto, actual knowledge of the directors, officers, managers, legal or financial personnel of such party. An individual will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (i) such fact circumstance, event or other matter is reflected in one or more documents, written or electronic, that are or have been in such individual’s possession or that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual in the customary performance of such duties and responsibilities, or (ii) such knowledge could be obtained from reasonable inquiry of those persons employed by the Company or Parent (as the case may be) and their respective subsidiaries, if any, charged with administrative or operational responsibility for such matter for such party.

“Leased Real Property” shall have the meaning set forth in Section 2.10(a) hereof.

“Liens” shall mean any lien, pledge, charge, claim restriction on transfer, mortgage, security interest or other encumbrance other than statutory liens for liabilities not yet due and payable.

“Loss” or “Losses” shall have the meaning set forth in Section 7.2(a) hereof.

“Mask Works” shall have the meaning set forth in the definition of Intellectual Property Rights.

“Merger” shall have the meaning set forth in Recital A of the Recitals.

“Objecting Party” shall have the meaning set forth in Section 7.2(e) hereof.

“Objection” shall have the meaning set forth in Section 7.2(e) hereof.

“Officer’s Certificate” shall have the meaning set forth in Section 7.2(d) hereof.

“Option Consideration” shall have the meaning set forth in Section 1.6(b) hereof.

“Parent” shall have the meaning set forth in the preamble hereof.

“Parent Transaction Expenses” shall have the meaning set forth in Section 8.2 hereof.

“Patents” shall have the meaning set forth in the definition of Registered Intellectual Property Rights.

“Paying Agent” shall mean a bank or trust company organized under the laws of the United States of America or of the State of California having (or if such bank or trust company is a member of a bank holding company, its bank holding company has) a combined capital and surplus of not less than US$500 million, appointed by the Company with the approval of Parent, which approval shall not be unreasonably withheld.

“Pension Plan” shall mean each Company Employee Plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“Per Share Escrow Amount” shall mean the amount per share computed as the quotient obtained by dividing (a) the Escrow Amount by (b) the aggregate number of shares of Company Common Stock outstanding (assuming for purposes of this subsection (b) full exercise of all Company Options having an exercise price less than $63.00 per share) at the Effective Time, minus the RAI Shares.

“Per Share Expense Reserve” shall mean the amount per share computed as the quotient obtained by dividing (a) the Expense Reserve by (b) the aggregate number of shares of Company Common Stock outstanding (assuming for purposes of this subsection (b) full exercise of all Company Options having an exercise price less than $63.00 per share) at the Effective Time, minus the RAI Shares.

“Per Share Stock Consideration” shall mean the amount to be received per share of Company Common Stock computed as the quotient obtained by dividing (a) the Stock Consideration plus the Unexercised Aggregate Exercise Price plus the Exercised Aggregate Exercise Price by (b) the aggregate number of shares of Company Common Stock outstanding at the Effective Time (assuming for purposes of this subsection (b) full exercise of all outstanding Company Options having an exercise price of less than $63.00 per share), including the RAI Shares.

“Plan” or “Plans” shall have the meaning set forth in Section 2.2(b) hereof.

“Proxy Statement” shall have the meaning set forth in Section 5.1(a) hereof.

“PTO” shall have the meaning set forth in Section 2.11(b) hereof.

“RAI” shall mean Research Applications, Inc. (including the surviving corporation resulting from the RAI Acquisition).

“RAI Acquisition” shall mean the acquisition of RAI pursuant to the RAI Agreement.

“RAI Adjustment Factor” shall mean the quotient of (a) the RAI Shares divided by (b) the aggregate number of shares of Company Common Stock outstanding at the Effective Time (assuming for purposes of this subsection (b) full exercise of all outstanding Company Options having an exercise price of less than $63.00 per share), including the RAI Shares.

“RAI Agreement” shall mean that certain Agreement and Plan of Merger, dated July 7, 2003, by and among Parent, Sub and RAI.

“RAI Consideration” shall mean the product of (i) the RAI Shares times (ii) the Per Share Stock Consideration.

“RAI Escrow Portion” shall mean the product of (i) the RAI Adjustment Factor times (ii) $12,250,000.

“RAI Expense Reserve Adjustment” shall mean the product of (i) the RAI Adjustment Factor times (ii) the Expense Reserve.

“RAI Loss Adjustment” shall mean, with respect to any Loss, the the product of (i) the RAI Adjustment Factor times (ii) the Loss.

“RAI Shares” shall mean, as the case may be, (i) zero (0) if the RAI Acquisition has not occurred prior to the Effective Time or (ii) 212,977 if the RAI Acquisition has occurred prior to the Effective Time.

“RAI Voting Agreement” shall mean that certain Voting Agreement, dated July 7, 2003, by and between Parent and RAI.

“Real Property” shall have the meaning set forth in Section 2.10(a) hereof.

“Registered Intellectual Property Rights” shall mean all United States, international and foreign: (i) patents, including reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations, continuations-in-part, and applications therefor (“Patents”); (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyright registrations and applications to register Copyrights; (iv) registered Mask Works and applications to register Mask Works; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Entity.

“Representative” shall have the meaning set forth in Section 4.2(a) hereof.

“Returns” shall have the meaning set forth in Section 2.9(a)(i) hereof.

“Samsung Agreement” shall mean that certain Agreement, dated as of June 1, 2000, among Samsung Electronics Co., Ltd., Samsung Semiconductor, Inc. (together, “Samsung”) and the Company, as amended on June 9, 2000, together with that certain Voting Trust Agreement, dated June 9, 2000, between Samsung and the Company, and the related Addendum Agreement, dated July 21, 2000.

“Schedule of Losses” shall have the meaning set forth in Section 5.2 hereof.

“Service Agreement” shall mean a service agreement in substantially the form attached hereto as Exhibit F, executed by a Shareholder Representative prior to Closing.

“Shareholder” shall mean any holder of any Company Common Stock immediately prior to the Effective Time, including RAI.

“Shareholder Representative” shall mean any Person who is or who becomes party to a Service Agreement.

“Stock Consideration” shall mean, subject to Section 1.8, the Aggregate Consideration plus the RAI Expense Reserve Adjustment and less (a) the Transaction Expenses and (b) if Cash Equivalents are less than Thirty-Two Million Five Hundred Thousand Dollars and NO/100 ($32,500,000.00) (less the amount of any Transaction Expenses previously paid), the Working Capital Deficiency.

“Sub” shall have the meaning set forth in preamble hereof.

“Subsidiary” or “Subsidiaries” shall have the meaning set forth in Section 2.3(a) hereof.

“Superior Proposal” shall have the meaning set forth in Section 4.2(b) hereof.

“Survival Date” shall have the meaning set forth in Section 7.1 hereof.

“Surviving Corporation” shall have the meaning set forth in Section 1.1 hereof.

“Tax” For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this paragraph as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this paragraph as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a transferor or predecessor entity.

“TBCA” shall have the meaning set forth in Section 1.1 hereof.

“Termination Fee” shall have the meaning set forth in Section 8.2 hereof.

“Third-Party Claim” shall have the meaning set forth in Section 7.2(c) hereof.

“Third-Party Expenses” shall have the meaning set forth in Section 5.4 hereof.

“Trademarks” shall have the meaning set forth in the definition of Intellectual Property Rights.

“Transaction Expenses” shall have the meaning set forth in Section 5.4 hereof.

“Unexercised Aggregate Exercise Price” shall mean the aggregate exercise price of all Company Options having an exercise price less than $63.00 per share outstanding immediately prior to the Effective Time.

“Voting Agreement” shall have the meaning set forth in Recital E of the Recitals.

“Working Capital” shall have the meaning set forth in Section 1.9 hereof.

“Working Capital Deficiency” shall mean the amount, if any, by which Working Capital is, as of the Closing Date, less than Thirty-Seven Million Four Hundred Thousand Dollars and NO/100 ($37,400,000.00) less the amount of Transaction Expenses already paid.

Remainder of page intentionally left blank.

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed, all as of the date first written above.

STAKTEK HOLDINGS, INC.

By:	/s/ Joseph C. Aragona

Joseph C. Aragona President

SC MERGER SUB, INC.

By:	/s/ Joseph C. Aragona

Joseph C. Aragona President

STAKTEK CORPORATION

By:	/s/ James Cady

Name:	James Cady
Title:	President

Signature Page to Agreement and Plan of Merger

-i-

TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

-iii-

SCHEDULE OF TRANSACTION EXPENSES

Item	Amounts ($)
U.S. Bancorp Piper Jaffray	$1,040,000.00
Fulbright & Jaworski LLP	$425,000.00
Andrews & Kurth LLP	$40,000.00
Martin, Drought & Torres LLP	$30,000.00
Premiums for insurance policies for the benefit of Parent	$250,000.00 (capped)
Escrow Agent and Paying Agent fees and expenses	$0
HSR filing fee	$125,000.00
Ernst & Young fees for work engaged by the Company	$40,000.00
Change of Control Sale Bonus	$2,341,000.00
Akin Gump Strauss Hauer & Feld LLP	$45,000.00
Gray Cary Ware & Freidenrich LLP fees and expenses	$250,000.00 (capped)
Comerica Bank and other Participant Banks fees and expenses	$813,000.00 (capped)
Contingency	$34,000.00
Total	$5,433,000.00

The Transaction Expenses with respect to any item identified above shall be increased to the extent the actual fees and expenses with respect to any item identified above (other than those of Gray Cary Ware & Freidenrich LLP , the insurance premium, and Comerica Bank and other Participant Banks) exceed the respective amount set forth above.

To the extent the actual fees and expenses incurred with respect to an item identified above (other than those of Gray Cary Ware & Freidenrich LLP, the insurance premium, and Comerica Bank and other Participant Banks) is less than the respective amount set forth above, the Transaction Expenses with respect to such item shall equal the actual amount thereof.

The Transaction Expenses include one-half of the premiums for a representations and warranties insurance policy and an environmental policy obtained for the benefit of Parent. If at the Effective Time, any Insurance Policy by its terms does not provide coverage to pay (or provide coverage but retain the right of subrogation to assert) claims under Section 7.2(d) of the Agreement that might be brought by Parent or other indemnified parties against the Shareholders and holders of Company Options, then the Transaction Expenses shall not include the premiums associated with such Insurance Policy. If following the Closing, any Insurance Policy does not cover an applicable claim or permits subrogation of a claim for which relief is sought by an Indemnified Party directly against the Indemnifying Parties pursuant to Section 7.2(d) (other than as a result of such policy’s limits having been fully paid out), then the Transaction Expenses associated with the premium paid with respect to such policy shall be reimbursed to the Indemnifying Parties if included in Transaction Expenses at the Effective Time.

SCHEDULE OF SIGNIFICANT SHAREHOLDERS

C. Burns Family Ltd.

National Coal Company

Research Applications, Inc.

Summit Fund L.L.C.

James W. Cady

David G. Boone

Charles R. Earnhart

Al Lapierre

Schedule of Losses

Schedule of Consents, Waivers and Approvals

Exhibit A — Form of Voting Agreement

Exhibit B — Articles of Merger

Exhibit C — Escrow Agreement

Exhibit D — Legal Opinion of Fulbright & Jaworski L.L.P.

Exhibit E — Legal Opinion of Martin Drought & Torres LLP